Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LACROSSE FOOTWEAR, INC.

at

$20.00 NET PER SHARE

by

XYZ MERGER SUB, INC.

a wholly owned subsidiary of

ABC-MART, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 15, 2012, UNLESS THE OFFER IS EXTENDED.

XYZ Merger Sub, Inc., a Wisconsin corporation (the “Purchaser”) and a wholly owned subsidiary of ABC-MART, INC., a corporation formed under the laws of Japan (“ABC-MART”), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (collectively, the “Shares” and each, a “Share”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse”), at a purchase price of $20.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 19, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 5, 2012 (the “Merger Agreement”), by and among ABC-MART, Purchaser and LaCrosse. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into LaCrosse, with LaCrosse continuing as the surviving corporation and becoming a wholly owned subsidiary of ABC-MART (the “Merger”). Upon consummation of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by LaCrosse, ABC-MART, Purchaser or any of their respective subsidiaries, which Shares will be canceled and retired and will cease to exist without any consideration being paid in exchange for such Shares) will be converted into the right to receive the Offer Price or any greater per Share price paid in the Offer, without interest and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The Board of Directors of LaCrosse unanimously: (i) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of LaCrosse and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the tender and voting agreements executed by certain shareholders of LaCrosse in favor of ABC-MART and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that LaCrosse’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not validly withdrawn before the expiration of the Offer, that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and before the issuance of any Top-Up Option Shares (as defined elsewhere in this Offer to Purchase)) which, together with any Shares then owned, directly or indirectly, by ABC-MART, Purchaser and any other wholly owned subsidiary of ABC-MART, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (as described elsewhere in this Offer to Purchase) in accordance with the terms of the Merger Agreement) (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 14 — “Conditions of the Offer.”

A summary of the principal terms of the Offer appears on page S-i through S-vii. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal, Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance regarding the Offer.

The Information Agent for the Offer is:

AST Phoenix Advisors

110 Wall Street, 27th Floor

New York, NY 10005

Shareholders Call Toll Free: (877) 478-5038

Banks and Brokers Call Collect: (212) 493-3910

The Dealer Manager for the Offer is:

AST Investor Services

110 Wall Street, 27th floor

New York, NY 10005

Telephone: (212) 493-3910

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined elsewhere in this Offer to Purchase) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined elsewhere in this Offer to Purchase) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at Purchaser’s expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, dated July 19, 2012 (this “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). You are urged to read carefully this Offer to Purchase and the Letter of Transmittal in their entirety. Cross-references have been included in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or unless the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Securities Sought:	All of the outstanding shares of common stock, par value $.01 per share (collectively, the “Shares” and each, a “Share”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse”).

Price Offered Per Share:	$20.00, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Wednesday, August 15, 2012, unless the Offer is otherwise extended.

Purchaser:	XYZ Merger Sub, Inc., a Wisconsin corporation (the “Purchaser”) and a wholly owned subsidiary of ABC-MART, INC., a corporation formed under the laws of Japan (“ABC-MART”).

LaCrosse Board Recommendation:	The Board of Directors of LaCrosse (the “LaCrosse Board”) has unanimously recommended that you accept the Offer and tender your Shares in the Offer.

Who is offering to buy my Shares?

Purchaser, a Wisconsin corporation and a wholly owned subsidiary of ABC-MART, is offering to buy your Shares. Purchaser was formed for the purpose of acquiring all of the outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning ABC-MART and Purchaser.”

What is the class and amount of securities being sought in the Offer?

We are offering to purchase all of the outstanding shares of common stock, par value $.01 per share, of LaCrosse on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, LaCrosse. If the Offer is consummated, ABC-MART intends to have Purchaser consummate the Merger (as defined below) immediately after the consummation of the Offer. Upon completion of the Merger, LaCrosse would cease to be a publicly traded company and would become a wholly owned subsidiary of ABC-MART.

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How much are you offering to pay, in what form of payment and will I have to pay any fees or commissions?

We are offering to pay $20.00 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of July 5, 2012, by and among ABC-MART, Purchaser and LaCrosse (the “Merger Agreement”), provides, among other things, the terms and conditions of the Offer and the subsequent merger of Purchaser with and into LaCrosse (the “Merger”). See Section 13 — “The Merger Agreement; Other Agreements” and Section 14 — “Conditions of the Offer.”

Do you have the financial resources to pay for the Shares?

Yes. Purchaser will use cash provided by ABC-MART from ABC-MART’s cash on hand sufficient to purchase all of the outstanding Shares and to pay related fees and expenses. ABC-MART’s cash on hand will also be sufficient to pay the Offer Price to holders of Shares who did not tender their Shares in the Offer upon completion of the Merger. Financing is not a condition to the Offer. See Section 10 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision whether to tender Shares and accept the Offer because:

•

Purchaser was organized solely in connection with the Offer and the Merger and, prior to the effective time of the Merger (the “Effective Time”), will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all of the outstanding Shares, solely for cash;

•	if we consummate the Offer, we will acquire all remaining outstanding Shares in the Merger for the same cash price paid in the Offer; and

•	the Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

What does the LaCrosse Board think of the Offer?

The LaCrosse Board unanimously: (i) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of LaCrosse and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the tender and voting agreements executed by certain shareholders of LaCrosse in favor of ABC-MART (the “Tender Agreements”) and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that LaCrosse’s shareholders accept the Offer, tender their Shares to us pursuant to the Offer and, to the extent applicable, approve and adopt the Merger Agreement. See the “Introduction” and Section 11 — “Background of the Offer; Past Contacts, Negotiations or Agreements with LaCrosse.”

What will happen to my stock options in the Offer?

The Offer is made for Shares only and is not made for any stock options to purchase LaCrosse common stock (each, a “LaCrosse Option”). If you hold vested but unexercised LaCrosse Options and you wish to

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participate in the Offer, you must exercise your LaCrosse Options in accordance with the terms of the applicable stock option plan, and tender some or all of the Shares received upon such exercise in accordance with the terms of the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, the LaCrosse Board has adopted resolutions and taken such other permissible actions as are necessary to cause all outstanding LaCrosse Options to fully vest and become exercisable as of immediately prior to the time of acceptance for payment and payment for all Shares validly tendered and not validly withdrawn (such time, the “Acceptance Time”) and to provide that, to the extent not exercised prior to the Effective Time, then immediately prior to the Effective Time, each LaCrosse Option held by an optionholder who has consented to the treatment of the options as set forth in the Merger Agreement will be canceled, with each former holder of any such canceled LaCrosse Option becoming entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of: (i) the excess, if any, of the Offer Price over the exercise price of each such LaCrosse Option; and (ii) the number of shares of LaCrosse common stock underlying such LaCrosse Option. However, if, at the Effective Time, the exercise price per share of any such LaCrosse Option is equal to or greater than the Offer Price, the holder of such LaCrosse Option will not be entitled to receive any consideration in connection with the Merger. See Section 13 — “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On July 5, 2012, the last trading day before we announced the execution of the Merger Agreement, the closing price of LaCrosse’s common stock reported on the NASDAQ Global Market was $10.98 per Share. On July 18, 2012, the last full day before commencement of the Offer, the closing price of LaCrosse’s common stock reported on the NASDAQ Global Market was $19.94 per Share. We advise you to obtain a recent quotation for LaCrosse’s common stock when deciding whether to tender your Shares. See Section 6 — “Price Range of the Shares; Dividends.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on August 15, 2012, to tender your Shares in the Offer (such date and time, as it may be extended, the “Expiration Date”). If you cannot deliver everything that is required in order to make a valid tender of your Shares by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), within three trading days. In addition, if we extend the Offer, you will have additional time to tender your Shares. If your Shares are held by a broker, dealer, trust company, bank or other nominee, you should contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Have any shareholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with the execution of the Merger Agreement, each of the directors and certain executive officers of LaCrosse, each of whom are shareholders of LaCrosse, entered into the Tender Agreements pursuant to which such shareholders have agreed to tender into the Offer (and not withdraw) all of the Shares owned by such shareholders. In addition, such shareholders have agreed to vote all Shares held by them: (i) in favor of the Merger Agreement or any other transaction pursuant to which ABC-MART proposes to acquire LaCrosse; (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any arrangement related to an alternative acquisition proposal, any liquidation, dissolution or other significant reorganization of LaCrosse and any other action that is intended to or would reasonably be expected to impede or

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delay the Offer, the Merger or any other transactions contemplated by the Merger Agreement. Such shareholders owned in the aggregate approximately 7.5% of the outstanding Shares as of July 13, 2012. The Tender Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. See Section 11 — “Background of the Offer; Past Contacts, Negotiations or Agreements with LaCrosse.”

Can the Offer be extended?

Yes. We are required by the terms of the Merger Agreement to extend the Offer for a period of five business days if, on the initial Expiration Date, among other things, (i) any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Foreign Exchange and Foreign Trade Act in Japan (Act No. 228 of 1949) (the “Japanese Foreign Exchange Law”) or any other non-U.S. antitrust or competition related laws has not expired or terminated and any consent required under such non-U.S. antitrust or competition-related law or the Japanese Foreign Exchange Law, as applicable, has not been obtained or is not in full force and effect; (ii) any law has been enacted, amended or is otherwise applicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, that restrains or otherwise prohibits such transactions; or (iii) any legal proceeding has been brought by a governmental body that seeks to restrain or otherwise prohibit the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Tender Agreements, in each case to permit such Offer conditions to be satisfied. Thereafter, and prior to any then-scheduled Expiration Date, if requested by LaCrosse in writing, we will extend the Offer for one or more periods of not more than five business days each, to permit the above-referenced Offer conditions to be satisfied, or to the extent waivable in accordance with the terms of the Merger Agreement, validly waived by us.

After the initial Expiration Date, we may, but are not required to, extend the Offer and its Expiration Date for one or more periods, in consecutive increments of up to 10 business days each, the length of each such period to be determined by ABC-MART in its sole discretion (or such longer period as the parties may agree), to permit any Offer conditions to be satisfied. In addition, we are required to extend the Offer pursuant to the terms of the Merger Agreement for any period of time required by any rule, regulation interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or any rule or regulation of The NASDAQ Stock Market LLC (“NASDAQ”). However, in no event will we be required to: (i) extend the Offer (a) beyond September 21, 2012 or (b) at any time Purchaser or ABC-MART is permitted to terminate the Merger Agreement in accordance with the terms thereof; or (ii) waive any Offer conditions. See Section 1 — “Terms of the Offer” and Section 13 — “The Merger Agreement; Other Agreements.”

Finally, if the Acceptance Time has occurred, we may, at our sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three and up to 20 business days (the “Subsequent Offering Period”). A Subsequent Offering Period is different from an extension of the Offer. During a Subsequent Offering Period, we will purchase any Shares tendered as promptly as practicable upon such tender and you will not be able to withdraw any of the Shares that you may have already tendered nor will you be able to withdraw any of the Shares that you tender during the Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

How will I be notified if the Offer is extended or a Subsequent Offering Period is provided?

If we extend the Offer or provide a Subsequent Offering Period, we will inform the Depositary, and we will notify LaCrosse’s shareholders by making a public announcement of the extension or Subsequent Offering Period, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. An amendment to this Offer to Purchase providing for the extension or Subsequent Offering Period will also be filed with the SEC. See Section 1 — “Terms of the Offer.”

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What are the most significant conditions to the Offer?

Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

•

there being validly tendered and not validly withdrawn prior to the Expiration Date, that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and before the issuance of any Top-Up Option Shares (as defined below)) which, together with any Shares then owned, directly or indirectly, by ABC-MART, Purchaser and any other wholly owned subsidiary of ABC-MART, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”) (as used in this Offer to Purchase, the term “fully diluted basis” means, as of any time, the number of shares of LaCrosse common stock outstanding, together with all shares of LaCrosse common stock that LaCrosse may be required to issue or deliver pursuant to outstanding LaCrosse Options or other rights to acquire shares of LaCrosse common stock (other than any Top-Up Option Shares (as defined below), that are or would be vested and exerciseable as of immediately prior to the Acceptance Time);

•

the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act, the Japanese Foreign Exchange Law or any other non-U.S. antitrust or competition related laws, and the receipt and effectiveness of any consents required under such non-U.S. antitrust or competition-related law or the Japanese Foreign Exchange Law, as applicable;

•

no law shall have been enacted, or order or judgment issued or granted, by any governmental body that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

•	since the date of the Merger Agreement there has not occurred any event, circumstance or development that has had or would reasonably be expected to have a material adverse effect on LaCrosse.

See Section 14 — “Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal (or copy of the Letter of Transmittal), to the Depositary, before the Expiration Date. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the Expiration Date, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period or your Shares will not be tendered. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” If any Share Certificate(s) you are tendering with the Letter of Transmittal have been lost, stolen, destroyed or mutilated, then you should contact Wells Fargo Shareholder Services, LaCrosse’s transfer agent, at (800) 468-9716, regarding the requirements for replacement.

How do I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

You may withdraw tendered Shares at any time up until the Expiration Date. In addition, if we have not agreed to accept your Shares for payment by September 16, 2012, which is the 60th day after the commencement

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of the Offer, you may withdraw them at any time until we accept them for payment. This right to withdraw will not apply to any Subsequent Offering Period. If you tender your Shares by giving instructions to a broker or other nominee, you must instruct your broker or other nominee to arrange for the withdrawal of your Shares. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

Upon successful consummation of the Offer, will LaCrosse continue as a public company?

No. Following the purchase of Shares pursuant to the Offer, we plan to immediately consummate the Merger. If the Merger occurs, LaCrosse will no longer be publicly owned. Even if the Merger does not occur, if we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly held shares that the Shares will no longer be eligible to be traded on the NASDAQ Global Market or other securities market, there may not be a public trading market for the Shares, and LaCrosse may cease making filings with the SEC or may otherwise no longer be required to comply with the SEC’s rules relating to publicly held companies.

What is the Top-Up Option and when could it be exercised?

LaCrosse has granted us an irrevocable option, subject to certain conditions (the “Top-Up Option”), to purchase at a price per share equal to the Offer Price an aggregate number of shares of LaCrosse common stock (the “Top-Up Option Shares”) up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, shall constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding. Based upon information provided by LaCrosse, as of July 13, 2012, there were 42,475,687 shares of LaCrosse common stock available that may be issued pursuant to the Top-Up Option, which would be sufficient to allow Purchaser to increase its ownership after the completion of the Offer from a majority of the outstanding shares (determined on a fully diluted basis) to 10,000 shares more than 90% of the shares of LaCrosse common stock outstanding. Purchaser shall pay LaCrosse the aggregate purchase price required to be paid for the Top-Up Option Shares under the Merger Agreement. If Purchaser acquires at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the “short-form” procedures available under Wisconsin law. See Section 13 — “The Merger Agreement; Other Agreements.”

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled in the Merger. Unless you perfect your dissenters’ rights under Wisconsin law (if any), you will receive the Offer Price for each canceled Share. This is the same amount that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you may be paid earlier and you will not have dissenters’ rights under Wisconsin law to the extent such dissenters’ rights may otherwise exist. If the Merger does not close immediately after the Offer closes, the number of shareholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, LaCrosse no longer meets the guidelines for continued listing on NASDAQ, the quotation for the Shares on NASDAQ may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, LaCrosse may also cease making filings with the SEC or may otherwise no longer be required to comply with the SEC’s rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 7 — “Certain Effects of the Offer.”

Will I have dissenters’ rights?

If you tender your Shares in the Offer, you will not be entitled to exercise statutory dissenters’ rights under the Wisconsin Business Corporation Law (the “WBCL”). If you do not tender your Shares in the Offer and the Merger is consummated, it is anticipated that holders of Shares will not have dissenters’ rights under

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Section 180.1302 of the WBCL because, at the Acceptance Time, if necessary for Purchaser to own at least 90% of the outstanding shares of LaCrosse, Purchaser will immediately exercise the Top-Up Option and purchase Top-Up Option Shares up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, will constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding, and complete a “short-form” merger under Wisconsin law, without the necessity of holding a meeting of LaCrosse’s shareholders to approve the Merger. Under Section 180.1302 of the WBCL, holders of Shares will not have dissenters’ rights if the LaCrosse common stock continues to be quoted on NASDAQ on the record date for purposes of determining whether the Merger may be consummated as a “short-form” merger. See Section 12 — “Purpose of the Offer; Plans for LaCrosse; Other Matters.”

Who can I call if I have questions about the Offer?

You may call AST Phoenix Advisors, the Information Agent for the Offer, at (877) 478-5038. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent.

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To the Holders of LaCrosse Common Stock:

INTRODUCTION

XYZ Merger Sub, Inc., a Wisconsin corporation (“Purchaser,” “we,” “us,” or “our”) and a wholly owned subsidiary of ABC-MART, INC., a corporation formed under the laws of Japan (“ABC-MART”), is making an offer to purchase all of the outstanding shares of common stock, par value $.01 per share (collectively, the “Shares” and each, a “Share”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse”), at a price of $20.00 per Share net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 19, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made according to an Agreement and Plan of Merger, dated as of July 5, 2012 (the “Merger Agreement”), by and among ABC-MART, Purchaser and LaCrosse. The Merger Agreement is described in Section 13 — “The Merger Agreement; Other Agreements.” Under the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, the approval of LaCrosse’s shareholders, Purchaser will be merged with and into LaCrosse, with LaCrosse continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of ABC-MART (the “Merger”). When the Merger is completed, each Share then outstanding (other than Shares owned by ABC-MART, Purchaser, LaCrosse or any of their respective wholly owned subsidiaries or LaCrosse shareholders who properly perfect their dissenters’ rights under Wisconsin law to the extent such dissenters’ rights may exist) will be converted into the right to receive the Offer Price.

The Board of Directors of LaCrosse (the “LaCrosse Board”) has unanimously: (i) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of LaCrosse and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the tender and voting agreements executed by certain shareholders of LaCrosse in favor of ABC-MART (the “Tender Agreements”) and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that LaCrosse’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (i) there having been validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on Wednesday, August 15, 2012, unless the Offer is otherwise extended (such date and time, as it may be extended, the “Expiration Date”) that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and before the issuance of any Top-Up Option Shares (as defined below)) which, together with any Shares then owned, directly or indirectly, by ABC-MART, Purchaser and any other wholly owned subsidiary of ABC-MART, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (as defined below)) (the “Minimum Condition”); and (ii) the expiration or termination of any applicable waiting period (and extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Foreign Exchange and Foreign Trade Act in Japan (Act No. 228 of 1949) (the “Japanese Foreign Exchange Law”), and any other non-U.S. antitrust or competition-related laws. See Section 14 — “Conditions of the Offer.” As used in this Offer to Purchase, the term “fully diluted basis” means, as of any time, the number of shares of LaCrosse common stock outstanding, together with all shares of LaCrosse common stock that LaCrosse may be required to issue or deliver pursuant to outstanding LaCrosse Options (as defined below) or other rights to acquire shares of LaCrosse common stock (other than any Top-Up Option Shares (as defined below), that are or would be vested and exerciseable as of immediately prior to the time of acceptance for payment and payment for all Shares validly tendered and not validly withdrawn (such time of acceptance and payment, the “Acceptance Time”)).

Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of LaCrosse common stock, if required by Wisconsin law.

LaCrosse has informed Purchaser that, as of July 13, 2012, it had (i) 6,510,949 Shares issued and outstanding; and (ii) 1,013,364 Shares subject to issuance upon exercise of outstanding stock options, of which, assuming the Offer is completed on August 15, 2012, options to purchase 638,175 Shares would be vested. Based upon the foregoing and assuming the Offer is completed on August 15, 2012, the Minimum Condition would be satisfied if 3,574,563 Shares were validly tendered and not validly withdrawn in the Offer. If the Minimum Condition is satisfied and the Offer is completed, Purchaser will be able to designate directors constituting at least a majority of the LaCrosse Board. See Section 12 — “Purpose of the Offer; Plans for LaCrosse; Other Matters” and Section 13 — “The Merger Agreement; Other Agreements.”

If ABC-MART and Purchaser hold, in the aggregate, at least 90% of the issued and outstanding Shares after completion of the Offer, including any subsequent offering period provided in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three and up to 20 business days (the “Subsequent Offering Period”), the Merger Agreement requires that Purchaser merge with and into LaCrosse under the “short-form” merger provisions of the Wisconsin Business Corporation Law (the “WBCL”) without prior notice to, or any action by, any other shareholder of LaCrosse. See Section 12 — “Purpose of the Offer; Plans for LaCrosse; Other Matters.” Under the Merger Agreement, if Purchaser does not acquire sufficient Shares in the Offer to complete the Merger under the “short-form” merger provisions of the WBCL, Purchaser has an irrevocable option, subject to certain conditions (the “Top-Up Option”), to purchase at a price per share equal to the Offer Price an aggregate number of shares of LaCrosse common stock (the “Top-Up Option Shares”) up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, shall constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding. Based upon information provided by LaCrosse, as of July 13, 2012, there were 42,475,687 shares of LaCrosse common stock available that may be issued pursuant to the Top-Up Option, which would be sufficient to allow Purchaser to increase its ownership after the completion of the Offer from a majority of the outstanding shares (determined on a fully diluted basis) to 10,000 shares more than 90% of the shares of LaCrosse common stock outstanding. Purchaser shall pay LaCrosse the aggregate purchase price required to be paid for the Top-Up Option Shares under the Merger Agreement. If Purchaser acquires at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the “short-form” procedures available under the WBCL.

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”

The Offer is made for Shares only and is not made for any stock options to purchase Shares (each, a “LaCrosse Option”). Holders of vested but unexercised LaCrosse Options may participate in the Offer only if they first exercise such options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise in accordance with the terms of the Offer. To the extent not exercised prior to the effective time of the Merger (the “Effective Time”), then immediately prior to the Effective Time, each in-the-money LaCrosse Option held by an optionholder who has consented to the treatment of the options as set forth in the Merger Agreement will be canceled, with each former holder of any such canceled LaCrosse Option becoming entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of: (i) the excess, if any, of the Offer Price over the exercise price of each such LaCrosse Option; and (ii) the number of shares of LaCrosse common stock underlying such LaCrosse Option. However, if, at the Effective Time, the exercise price per share of any such LaCrosse Option is equal to or greater than the Offer Price, the holder of such LaCrosse Option will not be entitled to receive any consideration for such LaCrosse Option in connection with the Merger. See Section 13 — “The Merger Agreement; Other Agreements.” The tax consequences to holders of LaCrosse Options of exercising those securities are not described under Section 5 — “Material United States Federal Income Tax Consequences.” Holders of LaCrosse Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) and AST Phoenix Advisors, the information agent for the Offer (the “Information Agent”). See Section 17 — “Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay the Offer Price for all Shares validly tendered prior to the Expiration Date and not validly withdrawn (as permitted under Section 4 — “Withdrawal Rights”) as soon as practicable after the Expiration Date.

The Offer is conditioned upon, among other things, there having been validly tendered and not validly withdrawn prior to the Effective Date, that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and before the issuance of any Top-Up Option Shares) which, together with any Shares then owned, directly or indirectly, by ABC-MART, Purchaser and any other wholly owned subsidiary of ABC-MART, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis), the expiration or termination of any applicable waiting periods under the HSR Act, the Japanese Foreign Exchange Law or any other non-U.S. antitrust or competition related laws and the other conditions described in Section 14 — “Conditions of the Offer.” There is no financing condition to the Offer.

Each of the directors and certain executive officers of LaCrosse, each of whom are shareholders of LaCrosse, entered into the Tender Agreements pursuant to which such shareholders have agreed to tender into the Offer (and not withdraw) all of the Shares owned by such shareholders. Such shareholders, together with their affiliates, owned in the aggregate approximately 7.5% of the outstanding Shares as of July 13, 2012.

We are required by the terms of the Merger Agreement to extend the Offer for a period of five business days if, on the initial Expiration Date: (i) (a) any waiting period (or extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act and Japanese Foreign Exchange Law has not expired or been terminated, (b) any applicable waiting period required to consummate the Offer or the Merger under non-U.S. antitrust or competition-related laws has not expired or been terminated, or (c) any consents required under such non-U.S. antitrust or competition-related law or the Japanese Foreign Exchange Law (if applicable) in connection with the Offer or the Merger have not been obtained or are not in full force and effect; (ii) (a) any law is enacted, amended or otherwise deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) by any governmental body, that restrains or otherwise prohibits the consummation of any of such transactions or that has the effect of making the such transactions illegal, (b) any judgment or injunction is issued or granted (or overtly threatened to be issued or granted) by a governmental body that restrains or otherwise prohibits (or would reasonably be expected to restrain or otherwise prohibit) the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) or that has (or would reasonably be expected to have) the effect of making the consummation of such transactions illegal, or (c) any action has been taken or overtly threatened to be taken by a governmental body that seeks any of the consequences referred to in clause (iii); or (iii) there is instituted or pending any legal proceeding brought by a governmental body (a) seeking to restrain or otherwise prohibit the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Tender Agreements, (b) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (c) seeking to prohibit or impose any limitations on the ownership or operation by ABC-MART, Purchaser or any of their respective subsidiaries of all or any portion of the businesses, technologies or assets of ABC-MART, Purchaser, LaCrosse or any of their respective affiliates, or to compel ABC-MART or Purchaser to dispose of or hold separate all or any portion of the businesses, technologies or assets of ABC-MART, Purchaser, LaCrosse or any of their respective affiliates, (d) seeking to impose limitations on the ability of ABC-MART or Purchaser effectively to exercise full rights of ownership of the Shares, or (e) that if adversely determined, would reasonably be expected to have a material adverse effect on LaCrosse. Thereafter, and prior to any then-scheduled Expiration Date, if requested by LaCrosse in writing,

Purchaser will extend the Offer for one or more periods of not more than five business days each, to permit the above referenced Offer conditions to be satisfied, or to the extent waivable in accordance with the terms of the Merger Agreement, validly waived by Purchaser.

After the initial Expiration Date, we may, but are not required to, extend the Offer and its Expiration Date for one or more periods, in consecutive increments of up to 10 business days each, the length of each such period to be determined by ABC-MART in its sole discretion (or such longer period as the parties may agree), to permit any Offer condition to be satisfied. In addition, we are required to extend the Offer pursuant to the terms of the Merger Agreement for any period of time required by any rule, regulation interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or any rule or regulation of The NASDAQ Stock Market LLC (“NASDAQ”). However, in no event will we be required to (i) extend the Offer (a) beyond the close of banking business on September 21, 2012 or (b) at any time Purchaser or ABC-MART is permitted to terminate the Merger Agreement in accordance with the terms thereof; or (ii) waive any Offer conditions. See Section 13 — “The Merger Agreement; Other Agreements.”

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement consistent with the requirements of the SEC, which, in the case of an extension, is to be issued before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act), Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

In addition, if the Acceptance Time has occurred, we may, at our sole discretion, commence a Subsequent Offering Period. A Subsequent Offering Period is different from an extension of the Offer. During a Subsequent Offering Period, we will purchase any Shares tendered as promptly as practicable upon such tender and you will not be able to withdraw any of the Shares that you may have already tendered nor will you be able to withdraw any of the Shares that you tender during the Subsequent Offering Period. If we extend the Offer or provide a Subsequent Offering Period, we will inform the Depositary and we will notify LaCrosse’s shareholders by making a public announcement of the extension or Subsequent Offering Period, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

We, along with ABC-MART, expressly reserve the right (but shall not be obligated), in our sole discretion, to waive any Offer condition, to increase the Offer Price or to amend any other terms and conditions of the Offer. However, without the written consent of LaCrosse, we may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) amend or modify any of the Offer conditions in a manner that is adverse in any material respect to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer conditions set forth in Annex A to the Merger Agreement; (v) amend or waive the Minimum Condition; or (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or increase the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

Under the Merger Agreement, LaCrosse has granted us an irrevocable option, subject to certain conditions (referred to elsewhere in this Offer to Purchase as the “Top-Up Option”), to purchase at a price per share equal to the Offer Price an aggregate number of shares of LaCrosse common stock (referred to elsewhere in this Offer to Purchase as the “Top-Up Option Shares”) up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, shall constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares, and excluding from the calculation of the number of shares of LaCrosse common stock ABC-MART and Purchaser then own, but not from the calculation of then-outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (the “Short-Form Threshold”). However, the Top-Up Option may not be exercised (i) to purchase an amount of Top-Up Option Shares in excess of the number of shares of LaCrosse common stock authorized and unissued (treating shares owned by LaCrosse as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up Option; (ii) if prohibited by applicable law; and (iii) unless the Acceptance Time shall have occurred. Based upon information provided by LaCrosse, as of July 13, 2012, there were 42,475,687 shares of LaCrosse common stock available to be issued pursuant to the Top-Up Option, which would be sufficient to allow Purchaser to increase its ownership after the completion of the Offer from a majority of the outstanding shares (determined on a fully diluted basis) to 10,000 shares more than 90% of the shares of LaCrosse common stock outstanding. Purchaser shall pay LaCrosse the aggregate purchase price required to be paid for the Top-Up Option Shares under the Merger Agreement. If Purchaser acquires at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the “short-form” procedures available under the WBCL. See Section 13 — “The Merger Agreement; Other Agreements” for a more detailed description of the Top-Up Option.

LaCrosse has agreed to provide Purchaser with LaCrosse’s shareholder lists and security position listings for the purpose of disseminating this Offer to Purchase and the related Letter of Transmittal to holders of Shares. This Offer to Purchase and the related materials will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer conditions set forth in Section 14 — “Conditions of the Offer,” we will accept for payment and pay the Offer Price for all Shares validly tendered prior to the Expiration Date and not validly withdrawn pursuant to the Offer as promptly as possible after the Expiration Date. If we commence a Subsequent Offering Period in connection with the Offer, we will immediately accept for payment and promptly pay the Offer Price for all additional Shares as they are tendered during such Subsequent Offering Period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 15 — “Certain Legal and Regulatory Matters.”

In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. In order for a shareholder to validly tender Shares pursuant to the Offer, either:

•

the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary has agreed to take steps to establish and maintain an account or accounts with respect to the Shares at DTC for purposes of this Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below under “Guaranteed Delivery.” Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days (on the NASDAQ Global Market) after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering shareholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment by Proxy. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of LaCrosse’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

Information Reporting and Backup Withholding. Payments made to shareholders of LaCrosse in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. shareholders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such shareholder is a U.S. person, the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Foreign shareholders should submit an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable Form W-8) attesting to such shareholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a U.S. Holder’s (as defined below) U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Stock Options. The Offer is made for Shares only and is not made for any LaCrosse Options. Holders of vested but unexercised LaCrosse Options may participate in the Offer only if they first exercise such options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise in accordance with the terms of the Offer. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 of this Offer to Purchase.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after September 16, 2012, which is the 60th day after the commencement of the Offer, unless Purchaser has already accepted them for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period under Rule 14d-11 under the Exchange Act and during such Subsequent Offering Period shareholders may not withdraw any Shares previously tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of withdrawing shareholders to challenge Purchaser’s determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, ABC-MART or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Material United States Federal Income Tax Consequences.

The following discussion sets forth the material U.S. federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger. This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances. In addition, this discussion does not address any tax consequences arising under any U.S. federal laws other than those pertaining to income taxation or any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury (the “Treasury”) regulations promulgated thereunder, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any other taxing authority with respect to the statements made, and the conclusions reached, in this discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion addresses only those holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under U.S. federal income tax law, including: a bank, thrift or other financial institution; a tax-exempt organization; a retirement plan or other tax-deferred or tax-advantaged account; an insurance company; a mutual fund; a real estate investment trust; a regulated investment company; a dealer or broker in stocks and securities, or currencies; a trader in securities that elects mark-to-market treatment; a holder of Shares subject to the alternative minimum tax provisions of the Code; a holder of Shares that received the Shares through the exercise of a warrant or a stock option, including an employee stock option, through a tax qualified retirement plan or otherwise as compensation; a person that has a functional currency other than the U.S. dollar; a person that holds Shares as part of a hedge, straddle, synthetic security, constructive sale, conversion or other integrated transaction; a U.S. expatriate; a controlled foreign corporation; a passive foreign investment company; and a corporation that accumulates earnings to avoid U.S. federal income tax.

If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of Shares that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the tax consequences of tendering Shares for cash pursuant to the Offer or exchanging Shares for cash pursuant to the Merger.

This discussion is intended only as a general summary of the material U.S. federal income tax consequences to a holder of Shares upon the tender of Shares for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including with respect to the federal estate, gift and other non-income tax consequences and the state, local or foreign tax consequences of such transactions.

U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a “U.S. person” under applicable Treasury regulations.

In general, a U.S. Holder’s tender of Shares for cash pursuant to the Offer or exchange of Shares for cash pursuant to the Merger will be a taxable transaction to such holder for U.S. federal income tax purposes, and such holder generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the applicable U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Non-U.S. Holders. For purposes of this discussion, the term “Non-U.S. Holder” generally means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

Payments made to a Non-U.S. Holder with respect to the tender of Shares for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger generally will be exempt from U.S. federal income tax, unless: (i) the gain, if any, is effectively connected with such holder’s conduct of a trade or business in the U.S. (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such holder in the U.S.); (ii) such holder is a non-resident alien individual that will be present in the U.S. for 183 days or more during the taxable year of the Offer or the Merger (as applicable), and certain other requirements are met; or (iii) LaCrosse qualifies as a U.S. Real Property Holding Corporation within the meaning of Section 897 of the Code. Unless an applicable income tax treaty provides otherwise, gain described in clause (i) directly above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the applicable Non-U.S. Holder recognizing such gain were a U.S. Holder, and, if such Non-U.S. Holder is a corporation, such holder’s gain also may be subject to branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Gain recognized by a Non-U.S. Holder described in clause (ii) of the first sentence of this paragraph generally will be subject to U.S. federal income tax at a 30% rate (unless an applicable income tax treaty provides otherwise), but generally may be offset by U.S. source capital losses. With respect to clause (iii) in the first sentence of this paragraph, LaCrosse believes that it is not, nor has it been, a U.S. Real Property Holding Corporation for any of the preceding five years.

Information Reporting and Backup Withholding Tax. Payments made to a holder of Shares upon such holder’s tender of Shares for cash pursuant to the Offer or exchange of Shares for cash pursuant to the Merger will be reported to the recipient and the IRS to the extent required by the Code and applicable Treasury regulations. In addition, a noncorporate holder of Shares may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger. Backup withholding generally will not apply, however, to a holder of Shares who (i) furnishes a correct Taxpayer Identification Number, or TIN, and complies with certain certification procedures (generally, by providing a properly completed Substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary); (ii) certifies under penalties of perjury on an appropriate and properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) that such holder is not a U.S. person; or (iii) otherwise establishes to the satisfaction of the Depositary that such holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such holder’s case. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a holder of Shares generally will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided that such holder timely files a claim for refund with the IRS.

6.	Price Range of the Shares; Dividends.

The Shares are listed and traded on the NASDAQ Global Market under the symbol “BOOT.” According to LaCrosse, as of July 13, 2012, the authorized capital stock of LaCrosse consisted of 50,000,000 Shares, of which 6,510,949 were issued and outstanding, and 1,013,364 Shares were subject to issuance upon exercise of outstanding stock options.

The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Global Market:

	High	Low
Fiscal Year Ended December 31, 2010
First Quarter	$17.42	$12.38
Second Quarter	$21.00	$14.95
Third Quarter	$19.32	$11.50
Fourth Quarter	$17.25	$13.52
Fiscal Year Ended December 31, 2011
First Quarter	$18.92	$15.09
Second Quarter	$18.61	$13.65
Third Quarter	$14.80	$11.55
Fourth Quarter	$13.43	$12.00
Fiscal Year Ending December 31, 2012
First Quarter	$13.39	$12.00
Second Quarter	$13.27	$10.33
Third Quarter (through July 18, 2012)	$20.02	$10.66

On July 5, 2012, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price for the Shares reported on the NASDAQ Global Market was $10.98 per Share. The Offer Price represents a premium of 82% over the average closing market price for the Shares for the one-month period immediately preceding the public announcement of the terms of the Offer and the Merger and a premium of 82% over the closing market price of the Shares on the last full day of trading before the public announcement of the terms of the Offer and the Merger. On July 18, 2012, the last full trading day before the commencement of the Offer, the closing price for the Shares reported on the NASDAQ Global Market was $19.94 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

In the first quarter of 2010, LaCrosse paid a special dividend and a quarterly dividend totaling $7.2 million, or $1.125 per common share, with subsequent quarterly dividends totaling $2.4 million, in the amount of $0.125 per share, paid in each of the second, third and fourth quarters, respectively. In 2011, LaCrosse paid quarterly dividends of $0.8 million, or $0.125 per share, totaling $3.3 million. On March 18, 2012, LaCrosse paid a first quarter cash dividend of $0.125 per share of stock, totaling approximately $0.8 million. On June 18, 2012, LaCrosse paid a second quarter cash dividend of $0.125 per share of stock, totaling approximately $0.8 million.

Other than as set forth above, Purchaser has been advised that LaCrosse has not declared or paid any dividends in the past two years. The Merger Agreement provides that, without ABC-MART’s written consent, from July 5, 2012 until such time as designees of ABC-MART first constitute at least a majority of the LaCrosse Board, LaCrosse may not declare, accrue, set aside or pay any dividend or other distribution in respect of any shares. LaCrosse is not expected to declare or pay cash dividends after completion of the Offer.

7.	Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Market. According to its published guidelines, NASDAQ would consider disqualifying the Shares for continued listing on the NASDAQ Global Market if, among other things:

•	the number of publicly held Shares falls below 750,000;

•	the total number of beneficial holders of round lots of Shares falls below 400;

•	the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million;

•	there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period;

•	LaCrosse has shareholders’ equity of less than $10 million; or

•	the bid price for the Shares over a 30 consecutive business day period is less than $1.

Furthermore, NASDAQ would consider delisting the Shares altogether if, among other things:

•	the number of publicly held Shares falls below 500,000;

•	the total number of beneficial holders of round lots of Shares falls below 300;

•	the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million;

•	there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period;

•	the bid price for the Shares over a 30 consecutive business day period is less than $1; or

•

(i) LaCrosse has shareholders’ equity of less than $2.5 million, (ii) the market value of LaCrosse’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) LaCrosse’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years.

Shares held by officers or directors of LaCrosse, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for continued listings on the NASDAQ Global Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of the Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of LaCrosse to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by LaCrosse to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to LaCrosse, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of LaCrosse and persons holding “restricted securities” of LaCrosse to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. We intend and will cause LaCrosse to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.	Certain Information Concerning LaCrosse.

Except as specifically set forth herein, the information concerning LaCrosse contained in this Offer to Purchase has been taken from or is based upon information furnished by LaCrosse or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The information set forth above is qualified in its entirety by reference to LaCrosse’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue

LaCrosse Footwear, Inc. LaCrosse is a Wisconsin corporation with its principal executive offices at 17634 NE Airport Way, Portland, Oregon 97230. The telephone number of LaCrosse’s principal executive offices is (503) 262-0110. According to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, LaCrosse is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. LaCrosse’s DANNER® and LACROSSE® brands are sold to a network of specialty retailers and distributors in North America, Europe and Asia. LaCrosse’s work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, government services and other occupations that require high-performing and protective footwear as a critical tool for the job. LaCrosse’s outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities.

Available Information. LaCrosse is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning LaCrosse’s directors and officers, their compensation, including options and other non-equity compensation, the principal holders of LaCrosse’s securities and any material interests of such persons in transactions with LaCrosse is required to be disclosed in proxy statements distributed to LaCrosse’s shareholders and filed with the SEC, the last one having been filed with the SEC on March 23, 2012. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including LaCrosse, that file electronically with the SEC.

9.	Certain Information Concerning ABC-MART and Purchaser.

XYZ Merger Sub, Inc. XYZ Merger Sub, Inc., or Purchaser, is a Wisconsin corporation with principal executive offices at 19F Shibuya Mark City West, 1-12-1 Dougenzaka, Shibuya-Ku, Tokyo 150-0043. The telephone number of Purchaser’s executive offices is 81 3-3476-5452. Purchaser, a wholly owned subsidiary of ABC-MART, was recently formed for the purpose of effecting the Offer and the Merger. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger.

ABC-MART, INC. ABC-MART is a corporation formed under the laws of Japan with principal executive offices at 19F Shibuya Mark City West, 1-12-1 Dougenzaka, Shibuya-Ku, Tokyo 150-0043. The telephone number of ABC-MART’s executive offices is 81 3-3476-5452. ABC-MART started out as Kokusai Boeki Shoji, Inc., a trading company specializing in the import and sale of shoes and other apparel. Guided by a business strategy of anticipating the needs of each generation through product development, innovative design and marketing of its products, ABC-MART today is a leading retailer of branded footwear, clothing and general merchandise.

The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and, as applicable, the executive officers of Purchaser and ABC-MART, and the controlling shareholder of ABC-MART, are set forth in Schedule I hereto.

Neither ABC-MART, Purchaser nor, to the best knowledge of ABC-MART and Purchaser, the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither ABC-MART, Purchaser nor, to the best knowledge of ABC-MART and Purchaser, the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, neither ABC-MART, Purchaser nor, to the best knowledge of ABC-MART and Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with LaCrosse or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between ABC-MART or any of its subsidiaries (including Purchaser) or, to the best knowledge of ABC-MART and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and LaCrosse or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither ABC-MART, Purchaser, any majority-owned subsidiary of the foregoing, nor, to the best knowledge of ABC-MART and Purchaser, any of the persons listed in Schedule I nor any associate of ABC-MART or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of LaCrosse; and (ii) neither ABC-MART, Purchaser, any majority-owned subsidiary of the foregoing nor, to the best knowledge of ABC-MART and Purchaser, any of the other persons or entities referred to in clause (i) of this paragraph, has effected any transaction in the Shares or any other equity securities of LaCrosse during the past 60 days.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by us with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that we have filed electronically with the SEC.

10.	Source and Amount of Funds.

ABC-MART and Purchaser estimate that the total amount of funds required (i) to purchase all of the outstanding Shares pursuant to the Offer and the Merger; and (ii) to pay for the cash-out of all in-the-money stock options to acquire Shares, pursuant to the Merger Agreement, will be approximately $138 million. The funds necessary to purchase the Shares pursuant to the Offer and to pay related fees and expenses will be funded through ABC-MART’s cash on hand. The Offer is not contingent upon ABC-MART or Purchaser entering into a financial agreement or obtaining any financing.

We believe that neither our financial condition nor that of ABC-MART or either of our respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because: (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Effective Time, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all of the outstanding Shares, solely for cash; (iii) if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price paid in the Offer; and (iv) the Offer is not subject to any financing condition.

11.	Background of the Offer; Past Contacts, Negotiations or Agreements with LaCrosse.

Background of the Offer

ABC-MART and LaCrosse have a long-established relationship whereby ABC-MART has sold LaCrosse’s products in its retail stores since 1992.

On November 1, 2010 ABC-MART consulted with Barclays Securities Japan Limited and its affiliates (collectively, “Barclays”) with respect to a potential acquisition of LaCrosse.

On January 20, 2011, at the request of ABC-MART, a representative of Barclays contacted Mr. Joseph Schneider, Chief Executive Officer of LaCrosse, by letter and advised Mr. Schneider that an unnamed third party was interested in discussing a potential acquisition of LaCrosse. On the same day, Mr. Schneider contacted the representative of Barclays and indicated that he would inform the LaCrosse Board of the proposed discussions and advise as to the LaCrosse Board’s response. Mr. Schneider also informed the representative of Barclays that LaCrosse had retained Wells Fargo Securities, LLC (“Wells Fargo Securities”), as its financial advisor.

On January 25, 2011, a representative of Barclays contacted Mr. Schneider to inform him that ABC-MART was the party interested in acquiring LaCrosse.

On January 28, 2011, a representative of Wells Fargo Securities, at the direction of the LaCrosse Board, contacted Barclays to discuss a potential transaction between ABC-MART and LaCrosse.

On February 16, 2011, representatives of LaCrosse met with Mr. Minoru Noguchi, Representative Director and President of ABC-MART, Mr. Jo Kojima, Director of ABC-MART, and Mr. Kiichiro Hattori, International Public Relations Team Manager of ABC-MART, in Tokyo, Japan to discuss the potential acquisition of LaCrosse.

On February 16, 2011 and February 17, 2011, Mr. Schneider and Mr. David Carlson, Executive Vice President and Chief Financial Officer of LaCrosse, met with Mr. Masahiro Miki, the founder and a principal shareholder of ABC-MART, and Mr. Noguchi, at Barclays’ offices in Tokyo, Japan. Representatives from Barclays also attended these meetings. During these meetings, Messrs. Miki and Noguchi discussed ABC-MART’s worldwide growth strategy and expressed interest in LaCrosse’s brands and U.S. manufacturing capabilities, and the parties toured ABC-MART’s offices in Tokyo. At the conclusion of these meetings, Messrs. Miki and Noguchi expressed an interest in commencing negotiations for an acquisition of LaCrosse and proposed that the parties enter into a non-disclosure agreement that would permit further discussions and the exchange of confidential information.

On February 19, 2011, ABC-MART provided LaCrosse with an initial request for certain due diligence information to assist ABC-MART in evaluating the potential acquisition of LaCrosse.

On February 28, 2011, LaCrosse entered into a confidentiality agreement with ABC-MART (the “Confidentiality Agreement”) in connection with ABC-MART’s consideration of a possible acquisition of LaCrosse.

On April 12, 2011, Mr. Miki visited LaCrosse at its headquarters in Portland, Oregon to discuss a potential transaction and Messrs. Schneider and Carlson provided an overview of LaCrosse’s product offerings and marketing initiatives.

On May 10, 2011, Messrs. Schneider, Carlson, Noguchi, and other representatives of ABC-MART, along with representatives of Wells Fargo Securities and Barclays, participated in a conference call during which they discussed certain additional diligence materials that had been provided to ABC-MART.

On May 19, 2011, Barclays informed Wells Fargo Securities that ABC-MART was considering a purchase of LaCrosse at a purchase price between $20.00 and $21.50 per share, and indicated that such range represented a significant premium to the then-current per share price on the NASDAQ Global Market. Barclays further indicated that if LaCrosse was willing to proceed to due diligence based on the foregoing purchase price range, ABC-MART would immediately execute a letter of intent. Wells Fargo Securities, at the direction of LaCrosse, informed Barclays that LaCrosse was not prepared to have further discussions with ABC-MART at the proposed purchase price range.

On September 7, 2011 and September 8, 2011, Mr. Miki and a representative from Barclays met with Mr. Schneider while he was in Tokyo, Japan attending a trade show. Mr. Miki and the representative from Barclays advised Mr. Schneider that ABC-MART was prepared to renew the parties’ discussions related to a possible acquisition.

On October 5, 2011 and October 6, 2011, Mr. Schneider, Mr. David Carlson, Executive Vice President and Chief Financial Officer of LaCrosse, and Mr. Matt Schneider, Product Line Manager-International of LaCrosse and the son of Mr. Joseph Schneider and a shareholder of LaCrosse, met with Messrs. Miki and Noguchi in Tokyo, Japan. The representatives of LaCrosse were in Japan to meet with LaCrosse’s Japanese distributor. During these meetings the parties discussed business conditions and LaCrosse’s recent results of operations. Representatives of ABC-MART once again indicated that ABC-MART remained interested in completing a transaction at a purchase price below $21.00 per share.

On October 21, 2011, Mr. Schneider advised ABC-MART that he had reported ABC-MART’s continued interest in a transaction to the LaCrosse Board but that the LaCrosse Board was not prepared to authorize further discussions related to a transaction at the purchase price proposed by ABC-MART.

On December 12, 2011, Messrs. Miki and Noguchi visited LaCrosse’s facilities in Portland, Oregon and met with Mr. Schneider and other members of the LaCrosse senior management team. During these meetings, ABC-MART expressed interest in renewing the parties’ discussions with respect to a potential acquisition, but at a purchase price lower than the purchase prices previously discussed.

On April 11, 2012, Messrs. Schneider and Carlson met with Messrs. Miki and Noguchi at LaCrosse’s manufacturing facility in Portland, Oregon. During these meetings Messrs. Miki and Noguchi reaffirmed ABC-MART’s interest in acquiring LaCrosse.

On May 8, 2012, ABC-MART made a written, non-binding offer to acquire LaCrosse through a cash tender offer at an offer price of between $20.00 and $21.00 per share of outstanding LaCrosse common stock, subject to satisfactory completion of legal, business, tax and other due diligence and the negotiation of acceptable definitive agreements. The offer stated that ABC-MART had cash sufficient to pay for the acquisition of all outstanding shares of LaCrosse common stock and that the tender offer would not be subject to a financing contingency.

On May 14, 2012, representatives of Garvey Schubert Barer, LaCrosse’s outside legal counsel (“Garvey Schubert”), and Paul Hastings LLP (“Paul Hastings”), conducted negotiations with respect to an exclusivity agreement to be entered into between ABC-MART and LaCrosse.

Between May 16, 2012 and May 29, 2012, in preparation for due diligence meetings to be conducted in Portland, Oregon, representatives of Garvey Schubert and Paul Hastings exchanged due diligence information and discussed the timetable for completion of the transaction.

On May 21, 2012, ABC-MART and LaCrosse entered into an exclusivity agreement (the “Exclusivity Agreement”), pursuant to which LaCrosse agreed, among other things, that on or before June 22, 2012, LaCrosse would not initiate, solicit or enter into any discussions or transactions with any person concerning the acquisition of LaCrosse.

Between May 21, 2012 and July 5, 2012, representatives from Paul Hastings conducted due diligence on LaCrosse and also negotiated the terms and conditions of the agreement and plan of merger and the tender and voting agreements with Garvey Schubert.

On May 25, 2012, LaCrosse granted ABC-MART and its advisors access to an on-line data room for the purposes of conducting due diligence of LaCrosse and its business.

Between May 30, 2012 and June 1, 2012, Messrs. Noguchi, Kojima and Hattori and representatives of Barclays, Paul Hastings, KPMG LLP, for ABC-MART, and McGladrey & Pullen LLP, LaCrosse’s independent auditors, met with Messrs. Schneider and Carlson, and other members of LaCrosse’s senior management team to conduct due diligence. Representatives of Wells Fargo Securities and Garvey Schubert were also in attendance at these meetings.

On June 2, 2012 and June 3, 2012, Mr. Schneider accompanied Mr. Noguchi and other representatives of ABC-MART on visits to retailers in Oregon and western Washington that carry LaCrosse’s products.

On June 4, 2012 and June 5, 2012, members of LaCrosse senior management met with Mr. Noguchi in LaCrosse’s Portland, Oregon manufacturing facility to discuss product and marketing matters.

Between June 4, 2012 and June 11, 2012, representatives of LaCrosse management, Garvey Schubert and Paul Hastings conducted multiple telephonic conferences to address questions regarding due diligence and other matters related to the transaction.

On June 12, 2012, Paul Hastings delivered a draft of an agreement and plan of merger and tender and voting agreement to Garvey Schubert.

On June 15, 2012, Messrs. Noguchi and Hattori and a representative from Paul Hastings met with Messrs. Schneider and Carlson and representatives from Garvey Schubert, in Portland, Oregon, to discuss the proposed acquisition of LaCrosse by ABC-MART. At this meeting, Mr. Noguchi advised Messrs. Schneider and Carlson that, after extensive legal, financial, tax and other due diligence, ABC-MART would be willing to move forward with the acquisition of LaCrosse at a purchase price of $20.00 per share of outstanding LaCrosse common stock.

On June 20, 2012, Mr. Noguchi received an email from Mr. Schneider indicating that the LaCrosse Board was prepared to recommend the acquisition of LaCrosse by ABC-MART at a purchase price of $21.00 per share.

On June 23, 2012 and June 26, 2012, Paul Hastings received a revised version of the agreement and plan of merger and the tender and voting agreement, respectively, from Garvey Schubert.

On June 26, 2012, Mr. Schneider and Mr. Carlson met with Mr. Miki and Mr. Noguchi in Tokyo, Japan to discuss the potential acquisition of LaCrosse. During this time, Mr. Miki informed Mr. Schneider that ABC-MART was not willing to proceed at a purchase price higher than $20.00 per share and that ABC-MART needed a response by June 27, 2012, so that it could pursue other opportunities if LaCrosse was not willing to proceed at the proposed purchase price. On the morning of June 27, 2012, Tokyo time, Mr. Schneider informed Mr. Miki that the LaCrosse Board would proceed with the transaction at a purchase price of $20.00 per share, subject to satisfactory resolution of certain matters with respect to the agreement and plan of merger.

On June 28, 2012 and June 29, 2012, Paul Hastings and Garvey Schubert exchanged revised versions of the agreement and plan of merger and the tender and voting agreement.

On July 2, 2012, representatives of Garvey Schubert and Paul Hastings conducted a telephonic conference to discuss the remaining issues in the agreement and plan of merger, including the amount of the termination fee and the definition of “company material adverse effect.” Following this conference, Paul Hastings delivered a revised version of the agreement and plan of merger.

On July 3, 2012, the agreement and plan of merger, the tender and voting agreement, the disclosure schedule to the agreement and plan of merger, and proposed resolutions relating to the transaction were delivered to the LaCrosse Board.

On July 4, 2012, representatives of Garvey Schubert and Paul Hastings worked on additional minor edits to the agreement and plan of merger.

On July 5, 2012 (in the U.S.), the LaCrosse Board and, on July 6, 2012 (in Japan), the board of directors of ABC-MART, approved the proposed transaction and executed the Merger Agreement. Additionally, on July 5,

2012, concurrently with the execution of the Merger Agreement, ABC-MART and Purchaser entered into the Tender Agreements with the following shareholders of LaCrosse: (i) David Carlson, Craig Cohen, Gregory Inman, Charles Layton and Nina Palludan, each of whom is an executive officer of LaCrosse; (ii) Richard Rosenthal, Stephen Loughlin, Charles Smith, John Whitcombe and William Williams, each of whom is a member of the LaCrosse Board and (iii) Joseph Schneider, who is both an executive officer of LaCrosse and a member of the LaCrosse Board (collectively, the “Tendering Shareholders”), pursuant to which such shareholders agreed to tender all Subject Shares (as defined below) into the Offer.

Other Past Contacts, Negotiations or Agreements

As of the date of this Offer to Purchase, ABC-MART and Purchaser have not entered into any agreement, arrangement or understanding with Mr. Schneider or any other member of LaCrosse management regarding employment or consultancy with the Surviving Corporation. ABC-MART may seek to retain certain members of the LaCrosse management team following the Effective Time. As part of these retention efforts, ABC-MART may enter into employment or consultancy, compensation, retention, severance or other employee or consultant benefit arrangements with LaCrosse executive officers and other key LaCrosse employees; however, there can be no assurance that any parties will reach an agreement. Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been agreed upon or finalized. Any such new arrangements would not become effective until the Effective Time. See Section 12 — “Purpose of the Offer; Plans for LaCrosse; Other Matters.”

12.	Purpose of the Offer; Plans for LaCrosse; Other Matters.

Purpose of the Offer. The purpose of the Offer is for ABC-MART, through Purchaser, to acquire control of, and the entire equity interest in, LaCrosse. The Offer is being made in accordance with the terms of the Merger Agreement and is intended as a first step in the acquisition of LaCrosse. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is completed, Purchaser intends to consummate the Merger as promptly as practicable to ensure the acquisition by Purchaser of all outstanding Shares. Upon consummation of the Merger, LaCrosse will become a wholly owned subsidiary of ABC-MART.

The LaCrosse Board has unanimously approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger.

Shareholder Approval. Under the WBCL, the approval of the boards of directors of Purchaser and LaCrosse are required for approval of the Merger Agreement and completion of the Merger, and the affirmative vote of the holders of a majority of the Shares outstanding on the record date for such approval is required to approve and adopt the Merger Agreement and complete the Merger, unless the “short-form” merger procedure described below is available. LaCrosse has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by LaCrosse and completion by LaCrosse of the Merger have been duly authorized by all necessary corporate action on the part of LaCrosse, subject to the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required in accordance with the WBCL. LaCrosse has further represented that the approval described in the preceding sentence is the only shareholder vote required in connection with the consummation of the Merger. After the Acceptance Time, LaCrosse has agreed, if necessary, to call, establish a record date for, give notice of, convene and hold a meeting of its shareholders to vote upon the Merger Agreement and the transactions contemplated thereby. ABC-MART and Purchaser have agreed to vote all Shares then owned by them and their respective subsidiaries in favor of the approval and adoption of the Merger Agreement.

Dissenters’ Rights. Holders of Shares tendered in the Offer will not be entitled to exercise statutory dissenters’ rights under the WBCL. In addition, if a shareholder does not tender its Shares in the Offer and the Merger is consummated, it is anticipated that any such shareholder will not have dissenters’ rights under Section 180.1302 of the WBCL because, at the Acceptance Time, if necessary for Purchaser to own at least 90%

of the outstanding shares of LaCrosse, Purchaser will immediately exercise the Top-Up Option and purchase Top-Up Option Shares up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, will constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding, and complete a “short-form” merger under the WBCL, without the necessity of holding a meeting of LaCrosse’s shareholders to approve the Merger. Under Section 180.1302 of the WBCL, holders of Shares will not have dissenters’ rights if the LaCrosse common stock continues to be quoted on NASDAQ on the record date for purposes of determining whether the Merger may be consummated as a “short-form” merger.

Short-Form Merger. Section 180.1104 of the WBCL provides that a corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself or merge itself into the subsidiary without approval of the shareholders of the subsidiary (such merger, a “Short-Form Merger”). Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the outstanding Shares, and all conditions to ABC-MART’s obligations to complete the Merger are satisfied, ABC-MART and Purchaser will effect the Merger without prior notice to, or any action by, any other shareholder of LaCrosse. If Purchaser does not acquire sufficient Shares in the Offer and after expiration of any Subsequent Offering Period, to complete a Short-Form Merger, Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase a number of Shares required to complete a Short-Form Merger, taking into account the Shares issued upon exercise of the Top-Up Option.

Plans for LaCrosse. Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of LaCrosse will be continued substantially as they are currently being conducted. ABC-MART will continue to evaluate the business and operations of LaCrosse during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions with respect to LaCrosse as it deems appropriate under the circumstances then existing. Thereafter, from time to time, ABC-MART may make changes to LaCrosse’s business, operations, capitalization or management with a view to combining the existing and future product offerings of LaCrosse and ABC-MART and optimizing development of LaCrosse’s potential in conjunction with ABC-MART’s business.

Provided that the Minimum Condition has been satisfied, after the Acceptance Time, ABC-MART is entitled to designate directors to the LaCrosse Board in proportion to the number of Shares held by ABC-MART and Purchaser, after giving effect to the Offer and, if exercised, the Top-Up Option. See Section 13 — “The Merger Agreement; Other Agreements.”

Except as set forth in this Offer to Purchase, ABC-MART and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving LaCrosse or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any sale or transfer of a material amount of assets of LaCrosse or any of its subsidiaries; (iii) any material change in LaCrosse’s capitalization or dividend policy; or (iv) any other material change in LaCrosse’s corporate structure or business.

13.	The Merger Agreement; Other Agreements.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about ABC-MART, Purchaser or LaCrosse. Such information can be found elsewhere in this Offer to Purchase.

The Merger Agreement has been filed to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by holders of Shares or other investors in LaCrosse. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of ABC-MART, Purchaser or LaCrosse or any of their respective subsidiaries or affiliates.

The Offer. The Merger Agreement required Purchaser to commence the Offer contemplated by this Offer to Purchase no later than July 19, 2012. The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in Section 1 — “Terms of the Offer” and Section 14 — “Conditions of the Offer.”

Without LaCrosse’s prior consent, Purchaser may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) amend or modify any of the conditions of the Offer in a manner that is adverse in any material respect to the holders of Shares, or impose conditions to the Offer that are different than or in addition to the conditions set forth in Annex A to the Merger Agreement; (v) amend or waive the Minimum Condition; or (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement.

Subject to a mandatory extension period of not more than five business days, and subsequent extension periods of not more than five business days each if requested by LaCrosse, in each case in the event that certain of the Offer conditions described below have not been satisfied or waived, the Offer will expire at 12:00 midnight (New York City time) on August 15, 2012 (such date and time, as it may be extended, the “Expiration Date”). Subject to the satisfaction or waiver of all of the conditions of the Offer described in Section 14 — “Conditions of the Offer,” Purchaser will accept for payment, and pay the Offer Price for, all Shares tendered and not withdrawn, as soon as practicable after the Expiration Date (such time of acceptance and payment, the “Acceptance Time”).

Subject to the terms of the Merger Agreement and applicable law, if at the initial Expiration Date any of the Offer conditions have not been satisfied, Purchaser may, but is not required to, extend the Offer and its Expiration Date for one or more periods, in consecutive increments of up to 10 business days each, the length of each such period to be determined by ABC-MART in its sole discretion (or such longer period as the parties may agree), to permit any Offer conditions to be satisfied. In addition, Purchaser is required to extend the Offer pursuant to the terms of the Merger Agreement for any period of time required by any rule, regulation interpretation or position of the SEC or its staff or any rule or regulation of NASDAQ. However, in no event will Purchaser be required to (i) extend the Offer (a) beyond the closing of banking business on September 21, 2012 or (b) at any time Purchaser or ABC-MART is permitted to terminate the Merger Agreement in accordance with the terms thereof; or (ii) waive any Offer conditions. In addition, after purchasing Shares in the Offer, Purchaser may provide a Subsequent Offering Period of at least three and up to 20 business days.

The LaCrosse Board of Directors. Provided that the Minimum Condition has been satisfied, after the Acceptance Time, ABC-MART is entitled to designate a number of directors to the LaCrosse Board that is equal to the product (rounded up to the next whole number) of (i) the total number of directors on the LaCrosse Board, multiplied by (ii) a fraction, the numerator of which is the number of Shares held by ABC-MART and Purchaser (giving effect to the Offer and, if exercised, the Top-Up Option), and the denominator of which is the total number of Shares then outstanding. LaCrosse has agreed to take certain actions necessary to enable ABC-MART’s designees to be elected to the LaCrosse Board, including using reasonable efforts to secure the resignation of other directors and/or increasing the size of the LaCrosse Board. LaCrosse has also agreed to cause ABC-MART’s designees to constitute the same percentage of each committee of the LaCrosse Board as ABC-MART controls on the LaCrosse Board as a whole.

Notwithstanding ABC-MART’s right to designate members to the LaCrosse Board, at all times prior to the Effective Time, ABC-MART, Purchaser and LaCrosse have agreed to use their respective best efforts to cause the LaCrosse Board to include at least two members selected by members of the LaCrosse Board that were directors of LaCrosse immediately prior to the Acceptance Time (the “Continuing Directors”). Following the election or appointment of ABC-MART’s designees to the LaCrosse Board and so long as such designees continue to constitute a majority of the LaCrosse Board, then until the Effective Time, the approval of a majority of the Continuing Directors is required for LaCrosse to:

•	amend or terminate the Merger Agreement on behalf of LaCrosse;

•	extend or waive the time for performance of any of the obligations of ABC-MART or Purchaser under the Merger Agreement;

•	exercise or waive any of LaCrosse’s rights or remedies under the Merger Agreement; or

•	take any other action that could reasonably be expected to adversely affect, in any material respect, the rights of LaCrosse’s shareholders under the Merger Agreement.

Top-Up Option. Pursuant to the Merger Agreement, LaCrosse has granted Purchaser a Top-Up Option to purchase at a price per share equal to the Offer Price an aggregate number of Top-Up Option Shares up to that number of newly and validly issued, fully paid and non-assessable shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, shall constitute the Short-Form Threshold; provided, however, that the Top-Up Option may not be exercised (i) to purchase an amount of Top-Up Option Shares in excess of the number of shares of LaCrosse common stock authorized and unissued (treating shares owned by LaCrosse as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up Option; (ii) if prohibited by applicable law; and (iii) unless the Acceptance Time shall have occurred.

Purchaser will pay LaCrosse the Offer Price for each Share acquired upon exercise of the Top-Up Option. The exercise price for the Top-Up Option is to be paid either in cash or by delivery of a promissory note, bearing simple interest at 2% per annum, made by Purchaser and due and payable within one year. Purchaser may not exercise the Top-Up Option if the Merger Agreement is validly terminated. The purpose of the Top-Up Option is to permit ABC-MART to complete the Merger under the “short-form” merger provisions of the WBCL without the necessity of holding a meeting of LaCrosse’s shareholders to approve the Merger.

The Merger. The Merger Agreement provides that at the Effective Time:

•	Purchaser will be merged with and into LaCrosse and Purchaser will cease to exist;

•	LaCrosse will be the Surviving Corporation;

•	the articles of incorporation and bylaws of LaCrosse as in effect immediately prior to the Merger will be the articles of incorporation and bylaws of the Surviving Corporation after the Merger;

•	the directors and officers of Purchaser will become the directors and officers of the Surviving Corporation;

•	all Shares held in the treasury of LaCrosse and all Shares owned by LaCrosse, ABC-MART, Purchaser or any of their respective wholly owned subsidiaries will be canceled without consideration;

•	all other outstanding Shares (excluding any Dissenting Shares) will be converted into the right to receive the Offer Price, without interest; and

•	Purchaser’s common stock will be converted into the new common stock of LaCrosse as the Surviving Corporation.

Conditions to the Merger. The obligations of ABC-MART, Purchaser and LaCrosse to complete the Merger are subject to the satisfaction (or waiver) of the following conditions:

•	the adoption and approval of the Merger Agreement by shareholders holding a majority of LaCrosse’s outstanding Shares, if required by applicable law;

•	the absence of any law, order or injunction preventing the Merger or making the closing of the Merger illegal; and

•	the purchase of the Shares pursuant to the Offer.

Treatment of Options. Pursuant to the terms of the Merger Agreement, the LaCrosse Board has adopted resolutions and taken such other permissible actions as are necessary to cause all outstanding LaCrosse Options to fully vest and become exercisable as of immediately prior to the Acceptance Time and to provide that, to the extent not exercised prior to the Effective Time, then immediately prior to the Effective Time, each LaCrosse Option held by an optionholder who has consented to the treatment of the options as set forth in the Merger Agreement will be canceled, with each former holder of any such canceled LaCrosse Option becoming entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of: (i) the excess, if any, of the Offer Price over the exercise price of each such LaCrosse Option; and (ii) the number of shares of LaCrosse common stock underlying such LaCrosse Option. However, if, at the Effective Time, the exercise price per share of any such LaCrosse Option is equal to or greater than the Offer Price, the holder of such LaCrosse Option will not be entitled to receive any consideration in connection with the Merger.

Merger Without a Meeting of Shareholders; Shareholders’ Meeting. If after the Acceptance Time, and exercise of the Top-Up Option, if applicable, ABC-MART, Purchaser and any other subsidiary of ABC-MART collectively own a number of shares of LaCrosse common stock equal to or in excess of the Short-Form Threshold, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of LaCrosse’s shareholders in accordance with the WBCL.

If the approval of LaCrosse’s shareholders is required to complete the Merger, LaCrosse has agreed to hold a meeting of its shareholders to obtain such approval. In connection with any such meeting of LaCrosse’s shareholders, ABC-MART and LaCrosse have agreed to jointly prepare, and LaCrosse has agreed to file with the SEC, a proxy statement that will be provided to LaCrosse’s shareholders in connection with the solicitation of proxies for use at the meeting. The LaCrosse Board will include the LaCrosse Board Recommendation (as defined below) in any such proxy statement. Subject to applicable law, LaCrosse has agreed to use reasonable best efforts to cause the proxy statement to be disseminated to LaCrosse’s shareholders as promptly as practicable following the Acceptance Time.

Representations and Warranties. LaCrosse has made various representations and warranties in the Merger Agreement with respect to LaCrosse and its subsidiaries that are subject to specified exceptions and qualifications contained in the disclosure schedules that LaCrosse delivered to ABC-MART on a supplemental basis. These include representations and warranties regarding:

•	the organization, power, qualifications to do business and good standing of LaCrosse and each of its subsidiaries;

•	the organizational documents of LaCrosse and its subsidiaries;

•	the power and authority of LaCrosse to enter into and carry out its obligations contained in the Merger Agreement;

•	the declaration of the advisability of the Merger Agreement, the Offer and the Merger by the LaCrosse Board and the approval of the Merger Agreement and the Tender Agreements by the LaCrosse Board;

•	the capital structure of LaCrosse and its subsidiaries and the absence of preemptive rights or any similar rights with respect to the capital stock of LaCrosse and its subsidiaries;

•	the SEC filings of LaCrosse and the financial statements contained in those filings;

•	the outstanding indebtedness and other financial obligations of LaCrosse and its subsidiaries;

•	LaCrosse’s internal accounting controls and disclosure controls and procedures;

•	the absence of “off-balance sheet arrangements”;

•	the absence of certain changes or events;

•	the validity of the title to the material assets held by LaCrosse and its subsidiaries;

•	the validity of LaCrosse’s existing accounts receivables;

•	the customers, suppliers and manufacturers of LaCrosse and its subsidiaries;

•	the inventory of LaCrosse and its subsidiaries;

•	the intellectual property of LaCrosse and its subsidiaries;

•	LaCrosse’s material contracts (including government contracts) and the absence of any breaches of such contracts;

•	LaCrosse’s leased real properties and equipment;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws, including, without limitation, domestic and foreign anti-corruption laws, and export control and import laws;

•	the possession of all governmental authorizations required by LaCrosse and its subsidiaries to conduct their businesses;

•	LaCrosse’s taxes and tax returns;

•	LaCrosse’s benefit plans and employee and labor matters;

•	compliance with employment/labor contracts and applicable laws;

•	compliance with environmental laws;

•	the insurance policies of LaCrosse and its subsidiaries;

•	the absence of any legal proceedings, orders or judgments;

•	the vote of LaCrosse’s shareholders required to complete the Merger;

•

the absence of any breach or any conflict or violation of the organizational documents of LaCrosse and its subsidiaries, any applicable legal requirements, any order, writ, injunction, judgment, decree or governmental authorization applicable to LaCrosse or any of its subsidiaries, or any of their contracts or the creation of any encumbrance on any of their properties or assets as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•	the receipt of the opinion of Wells Fargo Securities;

•

entitlements to any broker’s, finder’s, opinion, success, transaction or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

•	the inapplicability of state anti-takeover statutes to the execution of and performance under the Merger Agreement and to the consummation of the Offer and the Merger;

•	the absence of any transactions between LaCrosse or any of its subsidiaries and any affiliates, directors or officers of LaCrosse; and

•

the accuracy of information supplied for inclusion in the Offer documents and contained in LaCrosse’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed with the SEC and any proxy statement relating to a meeting of LaCrosse’s shareholders concerning the Merger.

ABC-MART and Purchaser have made various representations and warranties with respect to themselves and their subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These include representations and warranties regarding:

•	the organization, power and qualifications to do business of ABC-MART and Purchaser;

•	the organizational documents of Purchaser;

•	the power and authority of ABC-MART and Purchaser to enter into and carry out the obligations contained in the Merger Agreement;

•

the absence of any violation of the organizational documents of ABC-MART or Purchaser or any material order, writ, injunction, judgment or decree applicable to ABC-MART or Purchaser, and the absence of any filing requirements, other than those contemplated by the Merger Agreement, on the part of ABC-MART or Purchaser, in either case as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•	the absence of any legal proceedings challenging the Merger;

•	the activities of Purchaser;

•	the accuracy of information supplied for inclusion in the Offer documents, the Schedule 14D-9 and any proxy statement relating to a meeting of LaCrosse’s shareholders concerning the Merger;

•	the availability of sufficient funds to complete the Offer and the Merger; and

•	the fact that LaCrosse has not made any representations or warranties other than those set forth in the Merger Agreement.

Access to Information; Confidentiality. The terms of the Confidentiality Agreement between ABC-MART and LaCrosse continue in full force and effect, except as expressly modified by the Merger Agreement. During the period beginning on July 5, 2012, the date of the Merger Agreement (the “Agreement Date”), and ending at the time when ABC-MART’s designees have been elected to and constitute a majority of the LaCrosse Board, LaCrosse has agreed that it will, and will cause its subsidiaries, officers, directors and representatives to (i) give ABC-MART and its officers, directors and representatives reasonable access, upon reasonable notice and during normal business hours, to LaCrosse’s officers, directors and representatives, properties, books, records, tax returns, financial reports, work papers and other documents relating to LaCrosse; (ii) provide ABC-MART and its officers, directors and representatives with copies of such documents as ABC-MART may reasonably request; and (iii) permit ABC-MART’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of LaCrosse responsible for LaCrosse’s financial statements and internal controls; provided, however, that neither LaCrosse nor any of its subsidiaries is required to provide access to or disclose information if such disclosure would jeopardize its attorney-client privilege or violate any applicable law. Additionally, during the same period, LaCrosse has agreed that it will, and will cause its subsidiaries, officers, directors and representatives to, give ABC-MART and its officers, directors and representatives reasonable access, upon reasonable notice and during normal business hours, to any real property owned, leased or operated by LaCrosse or its subsidiaries for the purpose of performing environmental site assessments, provided that such assessments will not involve any intrusive sampling without LaCrosse’s prior consent.

Interim Operations. Except as required by the terms of the Merger Agreement or applicable law, or as agreed to in writing by ABC-MART, from the Agreement Date until the time when ABC-MART’s designees have been elected to and constitute a majority of the LaCrosse Board, LaCrosse has agreed that it will, and will cause its subsidiaries to:

•	conduct its business in the ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws;

•	pay its debts and taxes when due;

•	pay or perform all material obligations when due;

•

use commercially reasonable efforts to preserve intact its business organization, goodwill and relationships with third parties and to keep available the services of its current officers and employees;

•	keep all currently effective insurance policies in full force and effect; and

•	keep all registered or otherwise material intellectual property in full force and effect.

In addition, except as required by the terms of the Merger Agreement or applicable law, or as agreed to in writing by ABC-MART, from the Agreement Date until the time when ABC-MART’s designees have been elected to and constitute a majority of the LaCrosse Board, LaCrosse has agreed that it will not, and will not permit its subsidiaries to, among other things:

•	pay dividends or other distributions, split, combine or reclassify stock or commence any stock repurchases or redemptions;

•	issue securities or rights to acquire securities or instruments convertible into securities, except for securities issued pursuant to the exercise of outstanding LaCrosse Options;

•	amend the terms of any outstanding LaCrosse Option or other security except as required by law or contemplated by the Merger Agreement;

•	amend its articles of incorporation or bylaws or similar organizational or governance documents;

•

propose or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization of LaCrosse or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement;

•	acquire any equity interest or become a party to any merger, consolidation, share exchange, business combination, recapitalization, stock split or similar transaction;

•

enter into any contract that imposes any restrictions on any intellectual property rights or intellectual property owned by LaCrosse or its subsidiaries or that restricts LaCrosse or its subsidiaries from (i) competing with any other person or entity, (ii) acquiring any product, asset or service from any other person or entity, (iii) developing, selling, licensing or servicing any product, technology or asset to or for any other person or entity, (iv) performing services for any other person or entity, (v) transacting business with any other person or entity or (vi) operating at any location in the world;

•	make any capital expenditures other than in a manner materially consistent with LaCrosse’s 2012 budget;

•

enter into, amend or terminate any material contracts or waive any material term of, right, remedy or material default under, or release or settle any material claim under, any material contract, other than in the ordinary course of business and consistent with past practice;

•

dispose of, lease or license any rights or assets that are material to the business of LaCrosse or its subsidiaries, except for transactions in the ordinary course of business consistent with past practice;

•	pledge any assets, or permit any assets, cash equivalents or short-term investments to become subject to any encumbrances;

•	forgive any loans to any employees, officers or directors of LaCrosse, its subsidiaries or any of their respective affiliates;

•

establish or enter into any agreement to purchase, sell, lease, sublease, license, or grant a security interest in any interest in real property or amend, violate or terminate the terms of any existing leases;

•

redeem, repurchase, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person for borrowed money, except for indebtedness incurred under, or payments of indebtedness applied to, LaCrosse’s existing credit facilities; provided that, the total indebtedness under such facilities shall at no time exceed the amounts that are available under such facilities on the Agreement Date;

•	enter into or make changes to employee benefits or employment agreements, subject to certain limited exceptions;

•	communicate with employees regarding the compensation, benefits or other treatment they will receive from the Surviving Corporation;

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take any action to secure the payment of compensation or benefits under the employee benefits plans or other agreements, other than deposits or contributions that are required pursuant to the terms of such plans;

•	hire any employee with an annual salary in excess of $150,000;

•	enter into any collective bargaining agreement;

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change in any material respect any accounting methods or accounting practices, except as required by changes in accounting principles generally accepted in the U.S. (“GAAP”) or SEC rules and regulations;

•	revalue in any material respect any of its properties or assets, except in the ordinary course of business or as required by applicable law or GAAP;

•

make or change any material tax election, make any change in any of the accounting methods used for tax purposes, enter into any agreement or settle any tax claim or assessment or extend any statute of limitations for the collection of any taxes, except as required by applicable law;

•

commence any legal proceeding, except with respect to routine matters in the ordinary course of business and consistent with past practice or in connection with a breach of the Merger Agreement or related to the Offer or the Merger;

•	settle or compromise any pending or threatened legal proceeding against LaCrosse or any of its subsidiaries, subject to certain limited exceptions;

•	convene any regular or special meeting of LaCrosse’s shareholders, except as required by applicable law or as contemplated by the Merger Agreement;

•	enter into any new line of business or discontinue any material footwear product style within any existing material business segment;

•	adopt or implement a shareholder rights plan;

•	fail to maintain in full force and effect material insurance policies in a form and amount consistent with past practice;

•	hire any employee without requiring them to execute LaCrosse’s standard form of confidentiality and inventions agreement; or

•	authorize, commit or agree to take any of the foregoing actions.

No Solicitation; Other Offers. From the Agreement Date until the Acceptance Time, LaCrosse has agreed that (i) it will not, and will cause its officers, directors and representatives not to, and (ii) it will cause its subsidiaries and controlled affiliates and their respective officers, directors and representatives not to, directly or indirectly:

•

solicit, initiate, encourage, facilitate or induce the submission of an Acquisition Proposal (as defined below) by a third party or take any action that could reasonably be expected to result in an Acquisition Proposal from a third party;

•

enter into, continue or participate in discussions or negotiations with respect to an Acquisition Proposal or take any action to facilitate or induce any attempt to make or implement an Acquisition Proposal;

•

except as required by applicable law, provide any person (other than ABC-MART, Purchaser or their respective designees) with any non-public information relating to LaCrosse or any of its subsidiaries or access to any of the business, properties, assets, books or records of LaCrosse or any of its subsidiaries;

•	approve or recommend an Acquisition Proposal or other document contemplating an Acquisition Proposal or requiring LaCrosse to abandon or terminate its obligations under the Merger Agreement;

•	terminate, amend, modify or waive any rights under any standstill or similar agreements; or

•	resolve, propose or agree to do any of the foregoing.

LaCrosse has agreed that it will, and will cause its subsidiaries and its and their respective officers, directors and representatives to, immediately cease any activities or discussions with any person previously conducted with respect to an Acquisition Proposal and to promptly deny access to any data room containing any confidential information previously furnished to any third party relating to the consideration of any Acquisition Proposal.

As an exception to the restrictions described above, at any time prior to the Acceptance Time, LaCrosse may engage or participate in discussions or negotiations with a person and its representatives, and provide confidential information with respect to LaCrosse and its subsidiaries to such person pursuant to a confidentiality agreement with customary confidentiality and standstill provisions, but not providing for reimbursement by LaCrosse of any fees, costs or expenses, if:

•

that person has made a bona fide written Acquisition Proposal that the LaCrosse Board determines in good faith, after consulting with its outside counsel and a financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below);

•	LaCrosse received the Acquisition Proposal other than as a result of a breach or violation of the no solicitation provisions of the Merger Agreement described above;

•

the LaCrosse Board has determined in good faith, after consulting with its outside counsel, that the failure to take such action would or would be reasonably likely to be a breach of its fiduciary obligations to LaCrosse’s shareholders;

•

contemporaneously with furnishing any confidential information to such person, LaCrosse furnishes such confidential information to ABC-MART (to the extent such information has not been previously furnished to ABC-MART); and

•	LaCrosse has provided ABC-MART with written notice of its intent to take such action and the basis for such action at least 48 hours prior to taking such action.

In addition, LaCrosse has agreed to promptly, and in all cases within 24 hours of the receipt of an Acquisition Proposal, advise ABC-MART orally and in writing of LaCrosse’s receipt of an Acquisition Proposal or request for information or other inquiry in connection with or that could reasonably be expected to lead to an Acquisition Proposal and such notice must include the terms and conditions of such Acquisition Proposal, the identity of the person making the Acquisition Proposal and the nature of any inquiries or contacts. LaCrosse has also agreed to keep ABC-MART informed of the status of all developments affecting the terms and conditions of any such Acquisition Proposal. LaCrosse must also provide ABC-MART with 36 hours prior written notice of any meeting of the LaCrosse Board at which the LaCrosse Board is expected to consider an Acquisition Proposal or a change in the LaCrosse Board Recommendation.

LaCrosse may not enter into any agreement (other than a confidentiality agreement) with respect to an Acquisition Proposal unless and until the Merger Agreement is terminated in accordance with its terms and LaCrosse pays any applicable Termination Fee (as defined below) to ABC-MART.

An “Acquisition Proposal” is any offer, proposal or indication of interest (other than an offer or proposal by ABC-MART or Purchaser), relating to any transaction or series of related transactions (each, an “Acquisition Transaction”) involving: (i) any merger, consolidation, share exchange, combination, recapitalization, offer or similar transaction in which any person or group would directly or indirectly acquire ownership of 15% or more of the outstanding shares of any class of LaCrosse’s voting securities or in which LaCrosse would issue securities representing 15% or more of the outstanding shares of any class of its voting securities (other than the Top-Up Option); (ii) any sale, lease, license, acquisition or disposition of any assets that account for 15% or more of the consolidated net revenues, consolidated net income or consolidated book value of LaCrosse or 15% or more of the lesser of book value or fair market value of the assets of LaCrosse; (iii) any liquidation or dissolution of LaCrosse; (iv) the declaration or payment of an extraordinary dividend; or (v) any combination of the foregoing.

A “Superior Proposal” is a bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of LaCrosse (or all or substantially all of the assets of LaCrosse), that is obtained after the Agreement Date, did not result from any breach of the no solicitation provisions of the Merger Agreement, is not subject to any financing contingencies and that the LaCrosse Board determines in good faith, after consultation with its outside counsel and financial advisor of nationally recognized reputation, taking into account, among other things, the terms and conditions of such proposal and the Merger Agreement and any changes to the terms of the Merger Agreement offered by ABC-MART in response to such Acquisition Proposal, to be (i) reasonably likely to close on a timely basis and (ii) more favorable to LaCrosse’s shareholders from a financial point of view than the Offer and the Merger.

LaCrosse Board Recommendation. The LaCrosse Board has agreed to recommend that LaCrosse’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required to complete the Merger, adopt and approve the Merger Agreement. This is referred to herein as the “LaCrosse Board Recommendation.” The LaCrosse Board has also agreed to include the LaCrosse Board Recommendation in the Schedule 14D-9 with respect to the Offer.

Subject to the provisions described below, the Merger Agreement provides that the LaCrosse Board will not: (i) fail to make the LaCrosse Board Recommendation; (ii) withdraw or modify the LaCrosse Board Recommendation in a manner adverse to ABC-MART or Purchaser; (iii) adopt, approve, recommend or take a neutral position with respect to an Acquisition Proposal, or any agreement which gives effect to any Acquisition Transaction, other than the Offer; (iv) fail to publicly recommend against acceptance of any tender offer other than the Offer within 10 business days of the commencement of any such offer; or (v) agree or publicly propose to take any such actions. The actions described in the foregoing clauses “(i)” through “(v)” are referred to herein as a “Recommendation Change.” Notwithstanding the foregoing provisions, at any time before the Acceptance Time, the LaCrosse Board may:

•

effect a Recommendation Change if it has received, without breaching any provisions of the Merger Agreement, an Acquisition Proposal that it concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) constitutes a Superior Proposal and it concludes in good faith (after consultation with outside counsel) that the failure to take such action would or would be reasonably likely to be a breach of its fiduciary duties;

•

terminate the Merger Agreement in order to enter into an agreement which gives effect to an Acquisition Transaction that did not result from or arise in connection with a breach of the terms of the Merger Agreement, but only if (i) it concludes in good faith (after consultation with a financial adviser of nationally recognized reputation and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, (ii) it concludes in good faith (after consultation with outside counsel) that the failure to take such action would or would be reasonably likely to be a breach of its fiduciary duties, and (iii) concurrently with such termination, LaCrosse pays the Termination Fee to ABC-MART; or

•

effect a Recommendation Change if it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to effect a Recommendation Change would or would be reasonably likely to be a breach of its fiduciary duties;

provided, however, that prior to taking any of the foregoing actions, the LaCrosse Board must:

•

provide ABC-MART with at least three business days prior written notice that it is prepared to take such action, such notice to include the terms and conditions of the Superior Proposal and a copy of the agreement which will give effect to such transaction or, in the event that there is no Acquisition Proposal, a detailed explanation of the reason for the Recommendation Change;

•

if requested by ABC-MART, negotiate in good faith with ABC-MART during such three business day period to enable ABC-MART to propose changes to the terms of the Merger Agreement that would cause the Acquisition Proposal to no longer constitute a Superior Proposal or, in the event that there is no Acquisition Proposal, in such a manner that a failure to effect a Recommendation Change would not or would not be reasonably likely to be a breach of its fiduciary duties; and

•

conclude, at the end of such three business day period, after taking into account any proposed changes to the terms of the Merger Agreement, that the Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal or, in the event that there is no Acquisition Proposal, that the failure to effect a Recommendation Change would still or would still be reasonably likely to be a breach of its fiduciary duties.

In the event of any material changes to the financial terms of a Superior Proposal occurring prior to a Recommendation Change or a termination of the Merger Agreement, LaCrosse is required to deliver to ABC-MART an additional notice and a new three business day period will commence.

Reasonable Best Efforts. Each of ABC-MART, Purchaser and LaCrosse has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things reasonably necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement, including:

•

filing a Premerger Notification and Report Form (as defined elsewhere in this Offer to Purchase) pursuant to the HSR Act and any other necessary filings, registrations or notices under any other antitrust, competition, trade regulation (including the Japanese Foreign Exchange Law) or other law relating to the Offer and the Merger no later than five business days after the Agreement Date;

•	responding at the earliest practicable date to any requests for additional information made by any governmental body;

•	acting in good faith and reasonably cooperating with the other party in connection with any investigation by any governmental body;

•	furnishing to each other all information required by any filing, form, declaration, notification, registration and notice subject to advice of each party’s respective antitrust counsel;

•

giving the other party reasonable prior notice of any communication with a governmental body regarding any related filings or forms and permitting the other party to review and discuss such filings or forms in advance;

•

giving the other party notice of and, unless prohibited, permitting the other party to attend any meeting or conversation with any governmental body regarding any such filings relating to the Offer or the Merger;

•	keeping the other party apprised with respect to any meetings, conferences or conversations which the other party is prohibited from attending; and

•

consulting and cooperating with one another in connection with any information or proposals submitted to a governmental body in connection with proceedings under any antitrust law relating to the Offer or the Merger.

Notwithstanding the foregoing, in no event will ABC-MART, LaCrosse or any of their subsidiaries be required to agree to divest, hold separate or limit their ability to own or use any of their respective shares of capital stock, businesses, assets or properties.

Director and Officer Liability. The Merger Agreement provides that, to the extent permitted by law, ABC-MART or the Surviving Corporation, as the case may be, will (i) for a period of six years following the Effective Time, continue to indemnify and hold harmless and provide advancement of expenses to, each past and present director and officer of LaCrosse and its subsidiaries, in each case to the same extent provided pursuant to LaCrosse’s articles of incorporation and bylaws as of the Agreement Date, and (ii) for a period of six years following the completion of the Merger, include in the Surviving Corporation’s (or any successor’s) charter or bylaws, provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses to officers and directors that are at least as favorable as those contained in LaCrosse’s articles of incorporation and bylaws.

Prior to the Expiration Date, LaCrosse will purchase a six year, prepaid directors’ and officers’ liability “tail” insurance policy on the same terms and conditions as the directors’ and officers’ liability (and fiduciary) insurance maintained by LaCrosse as of the Agreement Date.

Rule 14d-10 Matters. The Merger Agreement provides that prior to the Acceptance Time, the compensation committee of the LaCrosse Board will take all steps required to cause any compensation, severance or other employee benefit arrangement of LaCrosse, ABC-MART or any of their respective affiliates with current or former directors, officers or employees of LaCrosse and its affiliates to fall within the safe harbor provisions of Rule 14d-10(d) under the Exchange Act.

Additional Covenants. In addition to the covenants described above, the Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•	LaCrosse’s obligation to hold a meeting of its shareholders, if required by applicable law in order to complete the Merger;

•	cooperation between ABC-MART and LaCrosse in connection with public announcements;

•

each party’s obligation to notify the other party if they become aware that any of their respective representations and warranties have become untrue or inaccurate, that any of their respective covenants or agreements have been breached or the occurrence or non-occurrence of any event that is reasonably likely to result in the conditions to the Offer not being satisfied;

•

each party’s obligation to notify the other party of (i) any person that alleges that the consent of such person is required in connection with the Offer or the Merger, (ii) any material written communication from a governmental body related to the Offer or the Merger and (iii) any proceedings commenced or threatened against such party or its subsidiaries that, if pending on the Agreement Date, would have been required to be disclosed pursuant to the terms of the Merger Agreement; and

•

LaCrosse’s obligation to notify ABC-MART of any shareholder litigation against LaCrosse or its directors relating to the Merger Agreement, the Offer or the Merger and ABC-MART’s right to participate in any such shareholder litigation.

Termination. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time:

(i) by mutual consent of ABC-MART and LaCrosse;

(ii) by ABC-MART or LaCrosse if the Acceptance Time has not occurred by the close of banking business on September 21, 2012, provided that, a party may not terminate the Merger Agreement for this reason if such failure is caused by that party’s failure to comply with its obligations under the Merger Agreement;

(iii) by ABC-MART or LaCrosse if the Offer expires or is terminated pursuant to the terms of the Merger Agreement without any Shares being purchased; provided that, a party may not terminate the Merger Agreement for this reason if such failure is caused by that party’s failure to comply with its obligations under the Merger Agreement;

(iv) by ABC-MART or LaCrosse if a court or other governmental body has issued a final and non-appealable order, decree or ruling, or taken any other action, permanently restraining or otherwise prohibiting the purchase of the Shares pursuant to the Offer or the consummation of the Merger; provided that, a party may not terminate the Merger Agreement for this reason if the restraint or prohibition is attributable to that party’s failure to comply with its obligations under the Merger Agreement; and provided further, that the party seeking to terminate the Merger Agreement for this reason has used its reasonable best efforts to prevent the entry of and to remove or lift any such order, decree or ruling;

(v) by ABC-MART if, prior to the Acceptance Time, any of the following events has occurred: (i) the LaCrosse Board effects a Recommendation Change, (ii) LaCrosse fails to include the LaCrosse Board Recommendation in the Schedule 14D-9 with respect to the Offer, (iii) the LaCrosse Board or any committee thereof approves, endorses or recommends an Acquisition Proposal, (iv) LaCrosse executes any contract relating to an Acquisition Proposal other than in compliance with the terms of the Merger Agreement, or otherwise materially breaches any of the terms of the Merger Agreement related to solicitation of Acquisition Proposals or Recommendation Changes, (v) a tender or exchange offer relating to securities of LaCrosse is commenced and LaCrosse has not sent its security holders a statement, within 10 business days of such commencement, disclosing LaCrosse’s recommendation to reject such tender or exchange offer and reaffirming the LaCrosse Board Recommendation, (vi) an Acquisition Proposal is announced and LaCrosse has not, within five business days of such announcement, issued a press release that reaffirms the LaCrosse Board Recommendation, (vii) LaCrosse has not, within five business days after receipt of a written request by ABC-MART, publicly reaffirmed the LaCrosse Board Recommendation, or (viii) the LaCrosse Board Recommendation ceases to be unanimous and either the Minimum Condition is not met or a director of LaCrosse voices opposition to the Offer or the Merger to the shareholders of LaCrosse and such opposition is reasonably expected to adversely affect the likelihood of consummation of the Offer or the Merger (each of the foregoing, a “Triggering Event”);

(vi) by ABC-MART if, following the Agreement Date, there has been a material adverse effect on LaCrosse which is not, or cannot be, cured by the earliest of the date that is 30 days after written notice thereof is provided by ABC-MART to LaCrosse, the close of banking business on September 21, 2012 or the Expiration Date;

(vii) by ABC-MART if LaCrosse’s representations and warranties are inaccurate or LaCrosse’s covenants or agreements contained in the Merger Agreement have been materially breached (and such inaccuracy or breach is not cured within 30 days notice of such inaccuracy or breach or is not curable), such that the conditions to the Offer would not be satisfied;

(viii) by LaCrosse if: (i) Purchaser fails to commence the Offer in violation of the Merger Agreement, (ii) Purchaser terminates or makes any material change to the Offer in violation of the Merger Agreement, or (iii) Purchaser fails to purchase Shares that have been tendered on any scheduled Expiration Date, provided that all of the conditions to the Offer have been satisfied;

(ix) by LaCrosse if ABC-MART’s representations and warranties are inaccurate, or ABC-MART’s covenants or agreements contained in the Merger Agreement have been materially breached (and such inaccuracy or breach is not cured within 30 days notice of such inaccuracy or breach or is not curable), that would have a material adverse effect on the ability of ABC-MART or Purchaser to complete the Offer and the Merger; and

(x) by LaCrosse if, prior to the Acceptance Time, the LaCrosse Board determines to enter into a definitive agreement providing for a Superior Proposal in accordance with the terms of the Merger Agreement and concurrently pays the Termination Fee to ABC-MART.

Effect of Termination. If the Merger Agreement is terminated pursuant to paragraphs (v) or (x) above, LaCrosse must pay ABC-MART a termination fee in an amount equal to $5,500,000 (the “Termination Fee”). If the Merger Agreement is terminated pursuant to paragraphs (ii) or (vii) above, or paragraph (iii) above (and at the time of termination the Minimum Condition is not satisfied) and, prior to such termination, a third party or LaCrosse publicly announces that such third party has made, or is considering making, an Acquisition Proposal, then (i) within two business days of such termination LaCrosse must pay ABC-MART an amount in cash equal to all reasonable out-of-pocket expenses incurred by ABC-MART and its affiliates in connection with the Merger Agreement, the Offer or the Merger, up to a maximum of $1,000,000 (the “Expenses”); and (ii) if, within 12 months after the date of termination of the Merger Agreement, LaCrosse enters into any definitive agreement providing for an Acquisition Transaction, then within two business days after the entry into such definitive agreement or concurrently with the consummation of such transaction, whichever is earlier, LaCrosse must pay ABC-MART the Termination Fee, less the amount of any Expenses that have already been reimbursed to ABC-MART. If the Merger Agreement is terminated pursuant to paragraph (iii) above (and at the time of termination the Minimum Condition is not satisfied), and LaCrosse is not otherwise required to make any payment to ABC-MART under the immediately preceding sentence, then within two business days of such termination, LaCrosse must pay ABC-MART an amount equal to the Expenses. Any payments of Expenses or the Termination Fee, as applicable, will be considered liquidated damages for any and all losses suffered by ABC-MART or its affiliates in connection with the Merger Agreement.

Tender and Voting Agreements

Concurrently with the execution of the Merger Agreement, ABC-MART and Purchaser entered into the Tender Agreements with the following shareholders of LaCrosse (referred to elsewhere in this Offer to Purchase as the “Tendering Shareholders”): (i) David Carlson, Craig Cohen, Gregory Inman, Charles Layton and Nina Palludan, each of whom is an executive officer of LaCrosse; (ii) Richard Rosenthal, Stephen Loughlin, Charles Smith, John Whitcombe and William Williams, each of whom is a member of the LaCrosse Board and (iii) Joseph Schneider, who is both an executive officer of LaCrosse and a member of the LaCrosse Board.

Pursuant to the Tender Agreements, the Tendering Shareholders have agreed to tender, or cause to be tendered (and not withdrawn), all Subject Shares (as defined below) into the Offer. The Tendering Shareholders have agreed to deliver to the Depositary all instruments required to be delivered pursuant to the terms of the Offer and Section 14d-2 of the Exchange Act, and/or instruct their respective brokers or other nominees to tender the Subject Shares for exchange in the Offer no later than five business days prior to the initial Expiration Date. Based on information provided by the Tendering Shareholders, an aggregate of 492,074 Shares, representing approximately 7.5% of the outstanding Shares as of July 13, 2012, will be tendered by the Tendering Shareholders in the Offer.

The Tendering Shareholders have also agreed to vote, or cause to be voted, all Shares held by them on the date of the Tender Agreements or acquired after that date (the “Subject Shares”), (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or any other transaction pursuant to which ABC-MART proposes to acquire LaCrosse; (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Offer, the Merger or any other transactions contemplated by the

Merger Agreement; and (iii) against any (a) arrangement related to any alternative acquisition proposal, (b) liquidation, dissolution or other significant corporate reorganization of LaCrosse, and (c) other action that is intended to or would reasonably be expected to impede, delay or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement. In furtherance of the foregoing, pursuant to the Tender Agreements, each Tendering Shareholder granted to ABC-MART an irrevocable proxy and irrevocably appointed the executive officers of ABC-MART as their proxies to vote their respective Subject Shares in accordance with the terms of the Tender Agreements.

In addition, the Tendering Shareholders have each agreed (i) to not exercise any rights such Tendering Shareholder may have to demand appraisal of any Subject Shares arising with respect to the Merger and (ii) to certain transfer restrictions for the Subject Shares (such rights referred to elsewhere in this Offer to Purchase as “dissenters’ rights”).

Prior to the termination of the Tender Agreements, the Tendering Shareholders may not (i) cause or permit any sale, transfer or other disposition (each, a “Transfer”) of the Subject Shares; (ii) enter into any contract with respect to the direct or indirect Transfer of any Subject Shares; or (iii) deposit, or permit the deposit of, any Subject Shares into a voting trust or grant any proxy or enter into any voting or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Tendering Shareholders under the Tender Agreements. However, the Tendering Shareholders will not be prohibited from transferring their Subject Shares (i) to family members (either directly or via trusts established for the benefit of such Tendering Shareholder or such shareholder’s immediate family) or upon the death of such Tendering Shareholder, if such Tendering Shareholder is an individual; or (ii) to one or more partners or members or to an affiliated entity, if such Tendering Shareholder is a partnership or limited liability company. Any transferees will be required to agree in writing to be bound by the terms of the applicable Tender Agreement.

The covenants and agreements to tender and vote the Subject Shares pursuant to the Tender Agreements will terminate upon the earliest of (i) the termination of the Merger Agreement; (ii) the Effective Time; (iii) any amendment, waiver or other change to the Merger Agreement without the Tendering Shareholder’s prior written consent that (a) decreases the Offer Price, or (b) materially and adversely affects such Tendering Shareholder.

The foregoing summary of the Tender Agreements is qualified in its entirety by reference to the form of Tender Agreement, a copy of which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

On February 28, 2011, LaCrosse entered into the Confidentiality Agreement with ABC-MART, pursuant to which, among other things, ABC-MART agreed to keep confidential and to not, without LaCrosse’s prior written consent, disclose any non-public, confidential and proprietary information regarding LaCrosse obtained in connection with ABC-MART’s consideration of a possible acquisition of LaCrosse, except in accordance with the terms of the Confidentiality Agreement, and to use such information solely in connection with a possible acquisition of LaCrosse.

Additionally, ABC-MART agreed that, (i) for a period of three years from the date of the Confidentiality Agreement, it will not, without the prior written consent of LaCrosse, solicit for employment or hire any of LaCrosse’s employees. ABC-MART also agreed that until the earlier of (i) the consummation of a transaction between LaCrosse and ABC-MART or (ii) three years from the date of the Confidentiality Agreement, it will not, without the prior written consent of LaCrosse, (a) initiate or maintain contact with any officer, director, employee, supplier, distributor, broker or customer of LaCrosse for the purpose of obtaining information regarding LaCrosse’s business, except in the ordinary course of business, or (b) subject to certain exceptions for prior negotiations, solicit or contract with any of LaCrosse’s potential or actual suppliers, distributors, brokers or customers to the extent identified as a result of its consideration of a potential transaction with LaCrosse. In addition, ABC-MART agreed to certain standstill restrictions with respect to LaCrosse and the Shares.

The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement

On May 21, 2012, ABC-MART and LaCrosse entered into the Exclusivity Agreement in connection with the potential acquisition of LaCrosse. Under the Exclusivity Agreement, LaCrosse, including its directors, officers, employees or affiliates or any investment banker, attorney or other advisor, agent or representative retained by LaCrosse, agreed, among other things, that from the date of the Exclusivity Agreement until the earlier of (i) the execution of a definitive agreement between ABC-MART and LaCrosse regarding an acquisition of LaCrosse or (ii) the termination of the Exclusivity Agreement, it will not solicit or initiate or enter into discussions or transactions with, encourage, or provide any information to any individual or entity other than ABC-MART concerning any merger, recapitalization or sale of securities or assets or any similar transaction or alternative to the potential acquisition of LaCrosse by ABC-MART.

This summary is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

14.	Conditions of the Offer.

Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any validly tendered Shares, and may, subject to the terms of the Merger Agreement, terminate or amend the Offer, if, immediately prior to the Expiration Date:

•

the applicable waiting periods under the HSR Act, the Japanese Foreign Exchange Law and any other non-U.S. antitrust or competition-related laws have not expired or been terminated, or any consent required under such non-U.S. antitrust or competition-related law or the Japanese Foreign Exchange Law, as applicable, has not been obtained or is not in full force and effect;

•	the Minimum Condition has not been satisfied; or

•	any of the following conditions exist:

•

any law has been enacted by any governmental body, or any order, judgment, decree or injunction has been issued or granted by a governmental body that (i) restrains, enjoins, or otherwise prohibits the consummation of any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or (ii) has, or would reasonably be expected to have, the effect of making the consummation of the transactions contemplated by the Agreement, including the Offer and the Merger, illegal in any jurisdiction;

•

there is instituted or pending any legal proceeding brought by a governmental body (i) seeking to restrain, enjoin or otherwise prohibit the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Tender Agreements, (ii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iii) seeking to impose any limitations on the ownership or operation by ABC-MART, Purchaser, (or any of their respective subsidiaries) of all or any portion of the businesses, technologies or assets of ABC-MART, Purchaser, LaCrosse or any of their respective affiliates, or to compel ABC-MART or Purchaser to dispose of or hold separate all or any portion of the businesses, technologies or assets of ABC-MART, Purchaser, LaCrosse or any of their respective affiliates, (iv) seeking to impose limitations on the ability of ABC-MART or Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to LaCrosse’s shareholders, or (v) that if adversely determined, would reasonably be expected to have a material adverse effect on LaCrosse;

•	any action has been taken or overtly threatened to be taken by a governmental body that seeks any of the consequences referred to in the paragraph immediately above;

•

(i) other than the capitalization representation and certain specified representations, the representations and warranties of LaCrosse contained in the Merger Agreement were not true and correct as of the date of the Merger Agreement or are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, except (a) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and (b) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”) would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect with respect to LaCrosse; (ii) the representations and warranties of LaCrosse regarding its due organization, subsidiaries, authority, the opinion of its financial advisor and the inapplicability of anti-takeover statutes were not true and correct in all material respects as of the date of the Merger Agreement or are not true and correct in all material respects as of the Expiration Date, as though made on and as of the Expiration Date (except that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date), in each case without giving effect to any limitation as to “materiality” or “material adverse effect”; or (iii) the representations and warranties of LaCrosse with respect to its capitalization were not true and correct in all respects as of the date of the Merger Agreement or are not true and correct in all respects as of the Expiration Date, as though made on and as of the Expiration Date, except where the failure to be true and correct is of a de minimis amount;

•	the obligations or covenants of LaCrosse contained in the Merger Agreement have not been performed or complied with in all material respects;

•	since the date of the Merger Agreement, there has occurred any adverse event, circumstance or development that has had or would reasonably be expected to have a material adverse effect on LaCrosse;

•	LaCrosse has not furnished ABC-MART with a certificate dated as of the Expiration Date to the effect that the conditions set forth in the immediately preceding three bullet points have been satisfied;

•	a Triggering Event has occurred; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of ABC-MART and Purchaser, and subject to the terms and conditions of the Merger Agreement, may be waived by ABC-MART or Purchaser, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of ABC-MART or Purchaser. The failure by ABC-MART or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC. Purchaser will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. Any extension, amendment or termination of the Offer will be followed promptly by a public announcement consistent with the requirements of the SEC, as described in Section 1 — “Terms of the Offer.”

A “material adverse effect” on LaCrosse shall mean any effect, change, event, circumstance or development that has had or would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, results of operations, or financial performance of LaCrosse and its subsidiaries, taken as a whole; or (b) the ability of LaCrosse to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) prior to the close of banking business on September 21, 2012; provided, however, that with respect to clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a material adverse effect on LaCrosse: any effect, change, event, circumstance or development with respect to, or resulting from: (i) changes in the U.S. or global economy or capital markets in general; (ii) changes that affect generally the industry in which LaCrosse or any of its subsidiaries conduct business; (iii) changes in applicable law or in GAAP; (iv) changes in the market price or trading volume of the common stock of LaCrosse on NASDAQ (it being understood, however, that the facts or circumstances giving rise to any such changes may be taken into account in determining whether there has been a material adverse effect on LaCrosse); (v) failure(s) by LaCrosse to meet any published or internal revenue or earnings predictions (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a material adverse effect on LaCrosse); (vi) the public announcement or pendency of the Merger Agreement or any of the transactions contemplated thereby, including the impact thereof to the extent arising therefrom on the relationships of LaCrosse or any of its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom LaCrosse has any relationship; (vii) any material breach by ABC-MART or Purchaser of the Merger Agreement; (viii) any shareholder class action litigation arising from allegations of breach of fiduciary duty relating to the Merger Agreement; or (ix) any natural disasters, weather conditions, force majeure events, acts or threats of terrorism or war, armed hostilities or terrorist activities, threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; provided, however, that in the case of each of clauses (i), (ii), (iii) and (ix), such effects, changes, events, circumstances or developments do not have a substantially disproportionate impact on LaCrosse and its subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which LaCrosse or such subsidiaries operate.

15.	Certain Legal and Regulatory Matters.

General. Except as described in this Section 15 — “Certain Legal and Regulatory Matters,” based on Purchaser’s and ABC-MART’s review of the publicly available filings of LaCrosse with the SEC and other information regarding LaCrosse, none of LaCrosse, Purchaser or ABC-MART is aware of any license or regulatory permit that appears to be material to the business of LaCrosse that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, Purchaser presently intends to seek such approval or other action, except as otherwise described herein. Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to LaCrosse’s business or that certain parts of LaCrosse’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 — “Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by ABC-MART, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If the 15th calendar day of the waiting period is not a business day, the waiting period is extended until the next business day. ABC-MART filed Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on July 12, 2012. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on July 27, 2012, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period, either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by ABC-MART with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. The 10 calendar day waiting period may be extended only by court order or with ABC-MART’s consent. In practice, complying with a Second Request can take a significant period of time. Although LaCrosse is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither LaCrosse’s failure to make those filings nor its failure to respond to a request for additional documents and information issued to LaCrosse from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act.

The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of Purchaser’s proposed acquisition of LaCrosse. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, LaCrosse, or any of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While ABC-MART believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 14 — “Conditions of the Offer.”

Foreign Laws. Under the Japanese Foreign Exchange Law and the rules and regulations thereunder, certain foreign investments by Japanese companies may not be consummated until specified information (the “Outward Direct Investments Report Form”) has been furnished to the Finance Minister of Japan and certain waiting period requirements have been satisfied. These requirements of the Japanese Foreign Exchange Law apply to the acquisition of Shares through the Offer and subsequent Merger.

Under the Japanese Foreign Exchange Law, ABC-MART’s acquisition of Shares through the Offer and subsequent Merger may not be completed until the expiration of a 20 calendar day waiting period following the Finance Minister’s receipt of the Outward Direct Investments Report Form concerning ABC-MART’s acquisition of Shares, unless the waiting period is earlier terminated by the Finance Minister. If within the 20 calendar day waiting period, the Finance Minister issues an admonition to change or stop the contemplated transaction, the waiting period with respect to ABC-MART’s acquisition of Shares through the Offer and subsequent Merger would be extended until 20 calendar days following the date of such admonition and ABC-MART will be required to respond to the Finance Minister within 10 calendar days following the date of such admonition as to whether ABC-MART will comply with such admonition. If ABC-MART responds that they will not comply with the admonition or if ABC-MART does not respond within 10 calendar days following the date of such admonition, the Finance Minister can issue an injunction or order to change the transaction, in which case the Offer and the Merger may not be completed in the manner contemplated under the Merger Agreement. See Section 14 — “Conditions of the Offer.”

State Takeover Laws. LaCrosse is incorporated under the laws of the State of Wisconsin. A number of takeover provisions of the WBCL apply only to “resident domestic corporations.” A resident domestic corporation is defined as a Wisconsin corporation that as of a relevant date satisfies any of the following four tests:

•	its principal offices are located in the State of Wisconsin;

•	it has significant business operations located in the State of Wisconsin;

•	more than 10 percent of the holders of record of its shares are residents of the State of Wisconsin; or

•	more than 10 percent of its shares are held of record by residents of the State of Wisconsin.

LaCrosse has advised ABC-MART and Purchaser that LaCrosse may satisfy the requirements to be a “resident domestic corporation.” As a result, the provisions of the WBCL described below may apply to the Offer and the Merger.

In general, Section 180.1131 of the WBCL provides that a business combination involving a resident domestic corporation and a significant shareholder is subject to a supermajority vote of shareholders, in addition to any approval otherwise required, unless the fair price standard described below is met. Section 180.1130 of the WBCL defines a “business combination” to include a merger (except for certain mergers, including a “short-form” merger pursuant to Section 180.1104 of the WBCL) by the resident domestic corporation with a significant shareholder of the corporation. Business combinations subject to Section 180.1131 of the WBCL must be approved by 80 percent of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, in each case, voting together as a single group. Section 180.1132 of the WBCL provides in relevant part that the supermajority voting provisions do not apply if the following fair price standard has been met: the aggregate value of the per share consideration to be received by shareholders in the business combination is at least equal to the highest of (i) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher; or (ii) the market value of the corporation’s shares on the date of commencement of any tender offer initiated by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher.

Section 180.1131 will not apply to the Merger because the definition of a business combination subject to the statute excludes a “short-form” merger pursuant to Section 180.1104 of the WBCL. As discussed in Section 13 — “The Merger Agreement; Other Agreements,” LaCrosse granted Purchaser an irrevocable Top-Up Option to purchase from LaCrosse up to that number of shares that, when added to the number of shares owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, will constitute 10,000 shares more than 90% of LaCrosse common stock then outstanding. Based upon information provided by LaCrosse, as of July 13, 2012, there were 42,475,687 Shares available that may be issued pursuant to the Top-Up Option, which would be sufficient to allow Purchaser to increase its ownership after the completion of the Offer from a majority of the outstanding shares (determined on a fully diluted basis) to 10,000 shares more than 90% of the shares of LaCrosse common stock outstanding. At the Acceptance Time, if necessary for Purchaser to own at least 90% of the outstanding shares of LaCrosse, Purchaser will immediately exercise the Top-Up Option to achieve the Short-

Form Threshold and complete the Merger through the “short-form” procedures available under Section 180.1104 of the WBCL, without the necessity of holding a meeting of LaCrosse’s shareholders to approve the Merger.

In general, Section 180.1141 of the WBCL prevents a resident domestic corporation from engaging in a business combination with an interested shareholder of the resident domestic corporation for three years after the interested shareholder’s stock acquisition date unless the board of directors of the resident domestic corporation has approved, before the interested shareholder’s stock acquisition date, that business combination or the purchase of stock made by the interested shareholder on that stock acquisition date. The LaCrosse Board approved the Merger Agreement and the transactions contemplated thereby, and, therefore, Section 180.1141 of the WBCL does not apply to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Under Section 180.1150 of the WBCL, unless the articles of incorporation otherwise provide, or the board of directors of the corporation otherwise specifies, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a resident domestic corporation held by any person or persons acting as a group in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of those shares. LaCrosse has represented to ABC-MART and Purchaser in the Merger Agreement that the LaCrosse Board has specified that at and following the Acceptance Time the provisions of Section 180.1150 of the WBCL will not apply to any of the outstanding Shares, including any Shares held by ABC-MART, Purchaser or any other affiliate of ABC-MART.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

LaCrosse, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws, other than the Wisconsin takeover statutes described above. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 14 — “Conditions of the Offer.”

16.	Legal Proceedings.

None of LaCrosse, Purchaser or ABC-MART is aware of any material pending legal proceeding relating to the Offer.

17.	Fees and Expenses.

Purchaser has retained AST Phoenix Advisors to be the Information Agent, AST Investor Services to be the Dealer Manager (the “Dealer Manager”) and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent, the Dealer Manager and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither ABC-MART nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

18.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of ABC-MART or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, ABC-MART, the Depositary or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, LaCrosse will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the LaCrosse Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning LaCrosse” above.

XYZ Merger Sub, Inc.

July 19, 2012

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ABC-MART AND PURCHASER

The names of the directors and executive officers of ABC-MART and Purchaser, and the controlling shareholder of ABC-MART, Mr. Masahiro Miki, and their present principal occupations or employment and material employment history for the past five years are set forth below. Each director and executive officer of ABC-MART and Purchaser and the controlling shareholder of ABC-MART is a citizen of Japan. The business address of each of the directors and executive officers of ABC-MART and Purchaser is 19F Shibuya Mark City West, 1-21-1 Dougenzaka, Shibuya-ku, Tokyo 150-0043.

ABC-MART

Name	Principal Occupation or Employment and Five-Year Employment History

Minoru Noguchi	Representative Director and President of ABC-MART since March 2007.

Toru Nakao	Executive Director and Sales Division Manager in charge of store development of ABC-MART since April 2009; Managing Director and Sales Division Manager of ABC-MART from March 2007 to April 2009.

Yukie Yoshida	Managing Director and Accounting Division Manager of ABC-MART since May 2007.

Kiyoshi Katsunuma	Director in charge of personnel strategy of ABC-MART since April 2009; Director and Sales Promotion Division Manager of ABC-MART from May 2007 to April 2009.

Jo Kojima	Director and Managing Planning Office Manager of ABC-MART since May 2007; Director, Chief Executive Officer and President of Purchaser since July 2, 2012.

Takashi Kikuchi	Director and Product Development Division Manager of ABC-MART since May 2009; Product Development Division Manager of ABC-MART from November 2008 to May 2009; Designer of Project Development Division of ABC-MART between July 2007 and November 2008.

Kiichiro Hattori	Member of Design and Product Development Division of ABC-MART since March 2000; International Public Relations Team Manager of ABC-MART since March 2010; Chief Financial Officer and Secretary of Purchaser since July 2, 2012.

Masahiro Miki Business Address: EM Planning LLC 1-20-9 Jinnan Shibuya-ku Tokyo, Japan 150-0041	Representative Director of EM Planning LLC since November 2006; Representative Director and Chairman of ABC-MART from March 2004 to August 2007.

Purchaser

Name	Principal Occupation or Employment and Five-Year Employment History

Jo Kojima	See above.

Kiichiro Hattori	See above.

Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of LaCrosse or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

American Stock Transfer & Trust Company, LLC

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

By Facsimile Transmission (for Eligible Institutions only):

American Stock Transfer & Trust Company Attn: Reorganization Department Facsimile: 718-234-5001

Confirm by Phone: 877-248-6417 (Toll-Free) or 718-921-8317 (Collect)

By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Phoenix Advisors

110 Wall Street, 27th Floor

New York, NY 10005

Shareholders Call Toll Free: (877) 478-5038

Banks and Brokers Call Collect: (212) 493-3910

The Dealer Manager for the Offer is:

AST Investor Services

110 Wall Street, 27th floor

New York, NY 10005

Telephone: (212) 493-3910